Exhibit 10.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

By and Among

KORE GROUP HOLDINGS, INC.,

BMP SIMON HOLDINGS, LLC,

BMP MERGER SUB I, INC.,

BMP MERGER SUB II, INC.,

BUSINESS MOBILITY PARTNERS INC.

SIMON IOT LLC,

and each of

JARED DEITH, STEVEN DANESHGAR, DAVID ISLER,

STUART LOWENSTEIN AND AARON SLONIM

Dated as of February 16, 2022

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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INDEX OF EXHIBITS AND ANNEXES

Exhibit/Annex	Description

Exhibit A	Form of Agreement and Plan of Merger for Second Merger
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Restrictive Covenant Agreement
Exhibit D	Form of FTS Agreement
Exhibit E	T-Mobile Commission Programs

Annex I	First Merger Consideration and Simon Consideration
Annex II	Net Working Capital Schedule

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BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is entered into as of February 16, 2022 by and among (a) BMP Simon Holdings, LLC, a Delaware limited liability company (“Buyer”), (b) KORE Group Holdings, Inc., a Delaware corporation (“KORE”), (c) BMP Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), (d) BMP Merger Sub II, Inc., a Delaware corporation (“Merger Sub II”), (e) Business Mobility Partners Inc., a Delaware corporation (“BMP”), (f) Simon IoT LLC, a New York limited liability company (“Simon” and together with BMP, the “Acquired Companies” and each an “Acquired Company”), (g) each of Jared Deith, Steven Daneshgar, David Isler, Stuart Lowenstein and Aaron Slonim (each a “Seller” and collectively the “Sellers”) and (h) Jared Deith, solely in his capacity as the representative of Sellers (the “Representative”). Buyer, the Acquired Companies, and Sellers are sometimes individually referred to as a “Party”, and collectively, as the “Parties.” Capitalized terms used in this Agreement have the meanings assigned to such terms in Article I and elsewhere throughout this Agreement.

RECITALS

WHEREAS, immediately prior to the Closing, Jared Deith and Steven Daneshgar (each a “BMP Seller” and collectively the “BMP Sellers”) owned, beneficially and of record, all of the issued and outstanding Equity Securities of BMP (collectively, the “BMP Securities”);

WHEREAS, immediately prior to the Closing, Jared Deith, Steven Daneshgar, David Isler, Stuart Lowenstein and Aaron Slonim (each a “Simon Seller” and collectively, the “Simon Sellers”) owned, beneficially and of record, all of the issued and outstanding Equity Securities of Simon (collectively, the “Simon Securities” and collectively with the BMP Securities, the “Acquired Securities”);

WHEREAS, Merger Sub I and Merger Sub II are wholly owned subsidiaries of KORE;

WHEREAS, immediately following the execution of this Agreement and prior to the Effective Time, the BMP Sellers, acting in accordance with Section 228 of the DGCL, shall execute and deliver a written consent (the “BMP Written Consent”) approving and adopting this Agreement, the Ancillary Agreements, the merger of Merger Sub I with and into BMP (the “First Merger”), with BMP surviving the First Merger and the BMP Sellers receiving the First Merger Consideration as set forth in the Closing Statement;

WHEREAS, at the Closing and as a result of the First Merger, KORE will own, beneficially and of record, all of the BMP Securities;

WHEREAS, at the Closing and simultaneous with the First Merger, Buyer shall acquire all of the Simon Securities from the Simon Sellers in exchange for cash as set forth herein (the “Simon Acquisition”);

WHEREAS, at the Closing and immediately following the First Merger and the Simon Acquisition, the Parties shall take the actions reasonable and necessary to cause BMP to merge with and into Merger Sub II (the “Second Merger” and collectively with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of KORE;

WHEREAS, at the Closing and immediately following the Mergers and the Simon Acquisition, KORE will own all of the issued and outstanding Equity Securities of Merger Sub II which will espouse the former business of BMP, and Buyer will also own all of the issued and outstanding Simon Securities; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers shall qualify as a single integrated “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and by being signed by KORE, Buyer, Merger Sub I, Merger Sub II, and BMP is, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the meanings set forth in this Article I.

“Accounting Change Taxes” means any and all income Taxes payable by Buyer or its Affiliates (including, for the avoidance of doubt, BMP following the Closing) with respect to taxable income recognized in any taxable period (or portion thereof) ending after the Closing Date, which taxable income would have been recognized by BMP or Sellers with respect to a Pre-Closing Tax Period if BMP had used the accrual method of income Tax accounting.

“Accounting Firm” has the meaning set forth in Section 2.3(d)(iii).

“Acquired Company” and “Acquired Companies” has the meaning set forth in the preamble to this Agreement.

“Acquired Securities” has the meaning set forth in the recitals to this Agreement.

“Action” means any suit, litigation, arbitration, mediation, claim, complaint, dispute, action, allegation, charge, demand, grievance, audit, investigation, inquiry, inspection, review, survey, examination, notice letter or other proceeding.

“Actual Cash” has the meaning set forth in Section 2.3(d)(i).

“Actual Closing Balance Sheet” has the meaning set forth in Section 2.3(d)(i).

“Actual Indebtedness” has the meaning set forth in Section 2.3(d)(i).

“Actual Net Working Capital” has the meaning set forth in Section 2.3(d)(i).

“Actual Transaction Expenses” has the meaning set forth in Section 2.3(d)(i).

“Adjustment Escrow Amount” means $250,000 in cash.

“Adjustment Escrow Funds” means the funds maintained from time to time in a sub-account of the Escrow Account established pursuant to the Escrow Agreement (which funds shall initially be equal to the Adjustment Escrow Amount and shall be disbursed and released in accordance with the terms and conditions of the Escrow Agreement).

“Adjustment Shortfall” has the meaning set forth in Section 2.3(d)(v)(B).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. With respect to any natural Person, the term Affiliate shall also include any Family Members of said Person, any family limited partnership for said Person and any trust, voting or otherwise, of which said Person is a trustee or of which said Person or any of said Person’s immediate family is a beneficiary. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Contract” has the meaning set forth in Section 3.19.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) (or any similar combined, consolidated, unitary or similar group defined under a similar Law).

“Agreed Adjustments” has the meaning set forth in Section 2.3(d)(iii).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means this Agreement, the Escrow Agreement, the Schedules and any documents, agreements, certificates, schedules or other instruments contemplated by this Agreement or any Ancillary Agreement; provided, that, solely for purposes of Article IX, “Ancillary Agreements” shall not include the Excluded Agreements.

“Annual Financial Statements” has the meaning set forth in Section 3.6(a).

“Applicable Survival Date” has the meaning set forth in Section 9.3.

“Authorized Action” has the meaning set forth in Section 6.6(d).

“Base Purchase Price” has the meaning set forth in Section 2.3(a).

“Benefits Liabilities” means all amounts and benefits, without duplication, payable, reported, accrued or to be provided by the Acquired Companies on or prior to the Closing, including any and all (i) wages, salaries, commissions and other compensation and employee benefits (including any severance pay, insurance, supplemental pension, deferred compensation, retirement and any other benefits, premiums, claims and related costs), (ii) obligations under any employee pension benefit plans, including any underfunding and any unsatisfied obligation for “withdrawal liability,” as such term is defined under ERISA, to a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) all accrued paid time off and vacation benefits owed to any employees, former employees or retirees of the Acquired Companies, and (iv) obligations of the Acquired Companies for the employer portion of any employment-related Taxes or other employer-related obligations, in each case arising with respect to the payment of the foregoing amounts.

“BMP” has the meaning set forth in the preamble to this Agreement.

“BMP Common Stock” has the meaning set forth in Section 2.1(c)(iii)(A).

“BMP Securities” has the meaning set forth in the recitals to this Agreement.

“BMP Seller” has the meaning set forth in the recitals to this Agreement.

“BMP Written Consent” has the meaning set forth in the recitals to this Agreement.

“Business” the business of the Acquired Companies, as historically, currently or proposed to be conducted, including selling wireless hardware devices, such as phones, tablets and hotspots, and accessories as a dedicated T-Mobile equipment distribution provider, and providing related services, including brokering the sale of software licenses to customers and providing customers with data plans.

“Business Data” means all business information, Confidential Information and all Personal Information and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed or disposed of by any of the Business Systems.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Atlanta, Georgia are authorized or obligated by Law or executive order to close.

“Business Systems” means all Software (including Company Software), computer hardware (whether general or special purpose), electronic data processing, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes that are used or controlled by, or for the benefit of, the Acquired Companies in the conduct of the Business, but excluding commercially available non-customized, off the shelf computer software that is not redistributed with or incorporated into any Company Software.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Certificate” has the meaning set forth in Section 2.3(d)(i).

“Buyer Financial Statements” has the meaning set forth in Section 5.5(b).

“Buyer Indemnified Party” has the meaning set forth in Section 9.1(a).

“Calculation Time” means as of immediately prior to Closing.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (2020).

“Cash” means the consolidated amount of cash and cash equivalents of the Acquired Companies, as defined by and determined in accordance with GAAP; provided, however, Cash shall (a) not include (i) any Restricted Cash or (ii) cash and cash equivalents received in respect of accounts receivable included as Current Assets in the calculation of Estimated Net Working Capital or Actual Net Working Capital and (b) be calculated (i) less any amounts required to cover wire transfers, ACH transactions, checks and similar instruments issued by the Acquired Companies which have not cleared and (ii) plus any amounts of wire transfers, ACH transactions, checks and similar instruments issued to and ultimately received by the Acquired Companies which have not cleared as of the Calculation Time, provided that the accounts receivable related to such amounts shall be excluded from Current Assets in the calculation of Estimated Net Working Capital or Actual Net Working Capital.

“Certificate” has the meaning set forth in Section 2.1(c)(iv)(A).

“Certificate of Merger I” has the meaning set forth in Section 2.1(b).

“Claim Notice” has the meaning set forth in Section 9.7(a)(i).

“Closing” has the meaning set forth in Section 2.5.

“Closing Cash” means the Cash of the Company as of the Calculation Time.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Indebtedness” means the Indebtedness of the Company as of the Calculation Time.

“Closing Net Working Capital” means the Net Working Capital of the Acquired Companies as of the Calculation Time.

“Closing Statement” has the meaning set forth in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Approvals” has the meaning set forth in Section 3.4(b).

“Company Benefits Plan” has the meaning set forth in Section 3.11(a).

“Company Intellectual Property Rights” means Owned Intellectual Property Rights and all other Intellectual Property Rights used in, or related to, the Business.

“Company Permits” has the meaning set forth in Section 3.5(a).

“Company Software” has the meaning set forth in Section 3.15(a).

“Confidential Information” means any and all information regarding the identity of the disclosing party, and any aspect of the disclosing party’s business, customers, customer lists, employee lists, products, technology, production, plans, designs, drawings, specifications, marketing, processes, methods, costs, prices, finances, management and personnel, plus any other information the disclosing party has treated or is treating as confidential and is of value to the disclosing party, whether or not such information constitutes a Trade Secret under applicable Law. The term Confidential Information as used herein shall not include information which (a) is generally available to the public other than as a result of an unauthorized disclosure; (b) was available to the recipient on a non-confidential basis prior to its disclosure by the disclosing party; (c) was available to the recipient on a non-confidential basis from a source other than the disclosing party, provided such source is not required to keep such information confidential by Law or confidentiality agreement; or (d) was independently developed by the recipient without the use of Confidential Information.

“Contract” means any contract, agreement, lease, sublease, license, sublicense, letter of intent, franchise, memoranda of understanding, promise, commitment, obligation, right, instrument, offer letter, letter agreement, document, note, bond, indenture, mortgage, pledge, security interest, guarantee or other arrangement, whether written or oral, together with any amendments, restatements, supplements or other modifications thereto.

“Current Assets” means, as of any specified time or date, the sum of the Acquired Companies’ consolidated current assets, including only the line items set forth in the sample working capital calculation set forth on the Net Working Capital Schedule, as determined and calculated in accordance with GAAP and the Net Working Capital Schedule, consistently applied; provided, that in the event of any differences between GAAP and the Net Working Capital Schedule, GAAP shall control subject to specific exceptions to GAAP expressly set forth on the Net Working Capital Schedule; provided further, however that “Current Assets” shall not include any Cash, Restricted Cash, or current or deferred Tax assets established to reflect timing differences between book and tax income.

“Current Liabilities” means, as of any specified time or date, the sum of the Acquired Companies’ consolidated current liabilities, including only the line items set forth in the sample working capital calculation set forth on the Net Working Capital Schedule, as determined and calculated in accordance with GAAP and the Net Working Capital Schedule, consistently applied; provided, that in the event of any differences between GAAP and the Net Working Capital Schedule, GAAP shall control subject to specific exceptions to GAAP expressly set forth on the Net Working Capital Schedule; provided further, however, “Current Liabilities” shall not include any current income Tax Liabilities and any deferred Tax Liabilities established to reflect timing differences between book and tax income.

“Current Representation” has the meaning set forth in Section 10.20(a).

“Data Security Requirements” means, collectively, all of the following to the extent relating to access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any Business Data or otherwise relating to privacy, security, or security breach notification requirements and applicable to an Acquired Company, to the conduct of the Business, or any of the Business Systems: (a) an Acquired Company’s own rules, policies, and procedures, including Privacy Policies; (b) Privacy Laws; (c) prevailing industry standards applicable to the industry in which the Business operates; and (d) Contracts, including Privacy Agreements, into which any Acquired Company has entered or by which any Acquired Company is otherwise bound.

“Deductible” has the meaning set forth in Section 9.4(a).

“Deferred Revenue Tax Liability” means 26.5% of the amount of Reported Deferred Revenue that was generated by cash from customers received by BMP, as opposed to the amount of Reported Deferred Revenue generated from accounts receivable that are included in Current Assets and transferred to Buyer pursuant to this Agreement.

“Delaware Courts” has the meaning set forth in Section 10.15(a).

“Designated Person” has the meaning set forth in Section 10.20(a).

“DGCL” has the meaning set forth in Section 2.1(a).

“Direct Claim” has the meaning set forth in Section 9.7(b).

“Documentation” means any user guides, training materials, installation guides, marketing materials and any other documents or materials detailing the functional and technical specifications of the Software, including any updates thereto.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Plan” means any plan, program, policy, arrangement or Contract, whether or not reduced to writing, whether or not subject to ERISA, and whether covering a single individual or a group of individuals, that is (a) an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (c) an equity bonus, equity purchase, equity option, restricted equity, equity appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, severance, health, welfare, post-employment welfare, retention, change in control, reimbursement, bonus, profit-sharing, incentive, fringe benefit, long- or short-term disability, vacation, sick time or other paid time-off plan, employment agreement, consulting or independent contractor agreement, offer letter, or any other benefit or compensation plan, program or arrangement.

“Environmental Laws” has the meaning set forth in Section 3.17.

“Equity Security” or “Equity Securities” means, with respect to any Person, (a) any share, unit, capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person, and (b) any option, warrant, purchase right, conversion right, exchange right, profits interest, preemptive right or other Contract or right that would entitle any other Person to acquire any interest described in (a) in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person, which, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Account” means the account into which the Adjustment Escrow Amount and the Indemnity Escrow Amount are deposited with the Escrow Agent and held by the Escrow Agent, subject to disbursements as provided in this Agreement and in the Escrow Agreement.

“Escrow Amount” means an amount equal to the Adjustment Escrow Amount plus the Indemnity Escrow Amount.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.6.

“Escrow Funds” means the funds maintained from time to time in the Escrow Account established pursuant to the Escrow Agreement (which funds shall initially be equal to the Escrow Amount and shall be disbursed and released in accordance with the terms and conditions of the Escrow Agreement).

“Estimated Cash” has the meaning set forth in Section 2.3(b).

“Estimated Indebtedness” has the meaning set forth in Section 2.3(b).

“Estimated Net Working Capital” has the meaning set forth in Section 2.3(b).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(b).

“Estimated Working Capital Adjustment Amount” has the meaning set forth in Section 2.3(b).

“Exchange Act” has the meaning set forth in Section 5.5(a).

“Excluded Agreements” means the Restrictive Covenant Agreements.

“Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of KORE or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the KORE Stock; or (iv) a registration in which the only KORE common stock being registered is common stock issuable upon conversion of debt securities that are also being registered.

“Family Member” means, with respect to any individual, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such individual.

“Fair Market Value” means, with respect to the shares of KORE Stock, the daily volume-weighted average sales price per share of KORE Stock on the New York Stock Exchange, as reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours for the ten (10) consecutive Business Days immediately prior to the date of determination.

“Final Purchase Price” has the meaning set forth in Section 2.3(d)(iv).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“First Merger Cash Consideration” has the meaning set forth in Section 2.1(c)(iii)(B).

“First Merger Consideration” has the meaning set forth in Section 2.1(c)(iii)(B).

“First Merger Equity Consideration” has the meaning set forth in Section 2.1(c)(iii)(B).

“Fraud” means common law fraud, as determined in accordance with the laws of the State of Delaware, which constitutes a breach of any representation, warranty, covenant or agreement that is expressly set forth in this Agreement.

“FTS Agreement” has the meaning set forth in Section 8.1(i).

“Fundamental Representations” means (a) with respect to the Acquired Companies, the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization of Agreement), Section 3.3 (Capitalization Matters), Section 3.4(a) (No Conflict with Governing Documents or Law), Section 3.12 (Taxes), Section 3.19 (Affiliate Transactions) and Section 3.23 (Brokers) and (b) with respect to Sellers, the representations and warranties set forth in Section 4.1 (Organization and Qualification; Capacity), Section 4.2 (Authorization of Agreement), Section 4.5 (Title to Equity Securities) and Section 4.6 (Brokers).

“GAAP” means United States generally accepted accounting principles.

“General Cap” has the meaning set forth in Section 9.4(b).

“Governing Documents” means, with respect to any Person (other than an individual), the (a) documents by which such Person establishes its legal existence or which govern its internal organizational affairs and (b) any stockholders’ agreement, investor rights agreement, voting agreement, right of first refusal and co-sale agreement or any other document comparable to those described in clause (a) as may be applicable to such Person pursuant to applicable Law or by Contract, together with any amendments, restatements, supplements or other modifications thereto.

“Governmental Authority” means any United States or foreign (a) federal, state, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental body, authority, agency, commission, instrumentality, branch, department, official, or entity and any court or other tribunal) or (c) body, authority, agency, commission or instrumentality exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any self-regulatory organization or arbitral tribunal.

“Indebtedness” means, without duplication, any of the following indebtedness or obligations of the Acquired Companies: (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness for money borrowed (or issued in substitution for or exchange of indebtedness for borrowed money), or in respect of loans or advances (including amounts owed on any credit cards) and (ii) liabilities evidenced by notes, debentures, bonds or other similar instruments (including any seller notes issued in connection with any acquisition), including any loans issued pursuant to the United States Small Business Administration Paycheck Protection Program; (b) liabilities to pay the deferred purchase price of any assets, property, goods or services (including deferred rent, earn-outs or other contingent payment obligations); (c) liabilities under conditional sale or other title retention agreements; (d) liabilities under leases required to be capitalized in accordance with GAAP; (e) liabilities arising out of interest rate or currency swap or other interest or exchange rate protection or hedging transactions (valued at the termination value thereof); (f) liabilities secured by a contractual Lien; (g) any obligations or liabilities under any non-competition, severance or similar arrangements; (h) any off-balance sheet financing; (i) any liabilities in respect of letters of credit, whether drawn or undrawn, fidelity bonds, surety bonds, performance bonds, bankers’ acceptances or similar credit transactions or facilities; (j) any liabilities arising from the resolution or settlement of any Action; (k) Benefits Liabilities; (l) all guarantees in connection with any of the foregoing; (m) any accrued interest, breakage or prepayment premiums or penalties or other costs or expenses related to any of the foregoing, including any prepayment premiums payable assuming all amounts owing under any of the foregoing are paid on the Closing Date (whether or not actually paid); (n) all Liabilities for income Taxes and any payroll Taxes deferred in accordance with the CARES Act or any other COVID-19 pandemic relief Law (which shall not be an amount less than zero and shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax); (o) the Deferred Revenue Tax Liability; and (p) any other obligation that in accordance with GAAP is required to be reflected as debt on the consolidated balance sheet of the Acquired Companies (other than trade payables and current accruals incurred in the ordinary course of business and included in the calculation of Net Working Capital); provided, however, that “Indebtedness” shall not include any liabilities actually included in the calculation of Net Working Capital or Transaction Expenses.

“Indemnified Party” has the meaning set forth in Section 9.7(a)(i).

“Indemnified Taxes” means any and all (a) Taxes (or the non-payment thereof) of or with respect to the Acquired Companies for or relating to any Pre-Closing Tax Period (determined in accordance with the principles set forth in Section 7.1(b) with respect to any Straddle Period), including any Taxes arising after the Closing resulting from any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Laws) as a result of any change in accounting method made prior to the Closing with respect to a Pre-Closing Tax Period (including a change to the accrual method of accounting from the cash method of accounting), (b) Taxes of any member of an Affiliated Group of which any Acquired Company (or any predecessor of any Acquired Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local, non-U.S. or other Laws), (c) Taxes of any Person imposed on any Acquired Company as a transferee or successor, by contract, pursuant to any Laws or otherwise, which Taxes relate to transactions or events occurring on or prior to the Closing Date, (d) withholding Taxes with respect to any payments under or contemplated by this Agreement or any Ancillary Agreement, (e) employment, unemployment or payroll Taxes with respect to any payments under or contemplated by this Agreement or any Ancillary Agreement, (f) 50% of any Transfer Taxes, (g) Taxes resulting from amounts required to be included in income in a taxable period (or portion thereof) beginning after the Closing Date as a result of any prepaid amounts or deferred revenue received or accrued by any Acquired Company on or prior to the Closing Date, exclusive of the amount of Reported Deferred Revenue actually included in Current Liabilities, and (h) Accounting Change Taxes, if any; provided, however, that for the avoidance of doubt, “Indemnified Taxes” shall not include any Tax amounts actually included in Current Liabilities, Indebtedness or Transaction Expenses, as finally determined.

“Indemnifying Party” has the meaning set forth in Section 9.7(a)(i).

“Indemnity Escrow Amount” means $3,200,000.

“Indemnity Escrow Funds” means the funds maintained from time to time in a sub-account of the Escrow Account established pursuant to the Escrow Agreement (which funds shall initially be equal to the Indemnity Escrow Amount and shall be disbursed and released in accordance with the terms and conditions of the Escrow Agreement).

“Insider” means each of the following: (a) Sellers; (b) any current or former equityholder, partner, director, manager, officer or employee of any Acquired Company; or (c) any Affiliate of any Person included in the foregoing clauses (a) through (c).

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property Rights” means all of the following throughout the world: (a) patents and patent applications, including any reissues, continuations, continuations-in-part, divisions, continued prosecution applications, extensions, patent disclosures, as well as all reissues or reexaminations thereof, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, logos, slogans, trade names, internet domain names, corporate names and other indicia of source and all registrations and applications for registration thereof, together with all goodwill associated therewith; (c) copyrights and works of authorship, moral rights and all registrations and applications for registration thereof; (d) mask works and all registrations and applications for registration thereof; (e) Software; and (f) trade secrets, Confidential Information, and proprietary data and information, whether tangible or intangible (including compilations of data (whether or not copyrighted or copyrightable), ideas, formulae, compositions, blends, processes, know-how, methodologies, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); (g) all other intellectual property rights; and (h) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Acquired Companies” “to the Acquired Companies’ Knowledge,” or any similar phrase means, with respect to any fact, event or other matter in question, the knowledge of each Seller, in each case, including any knowledge that any such Person would have obtained after reasonable inquiry thereof.

“KORE” has the meaning set forth in the preamble to this Agreement.

“KORE SEC Reports” has the meaning set forth in Section 5.5(a).

“KORE Stock” has the meaning set forth in Section 2.1(c)(iii)(B).

“Latest Balance Sheet” has the meaning set forth in Section 3.6(a).

“Latest Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Laws” means any applicable federal, national, provincial, state, local, United States, foreign or other statute, law (including applicable common law), ordinance, regulation, rule, code, decree, judgment, writ, injunction, order or determination of any kind, or other requirement, policy, rule of law, guideline or pronouncement of any Governmental Authority having the effect of law.

“Leased Real Property” has the meaning set forth in Section 3.13.

“Leases” has the meaning set forth in Section 3.13.

“Liabilities” or “liabilities” means any liability, debt, obligation, deficiency, Tax, interest, penalty, fine, demand, guarantee, endorsement, duty, judgment, cause of action or other loss (including loss of benefit or profit), cost or expense of any kind or nature whatsoever, whether asserted or un-asserted, absolute or contingent, known or unknown, accrued or un-accrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Liens” means any lien, pledge, mortgage, deed of trust, lease, license, security interest, charge, claim, easement, encumbrance, hypothecation, encroachment, restriction, option, proxy, right of first offer or refusal, defect in survey or title or other lien or encumbrance of any kind.

“Loss” or “Losses” means (i) any damages, losses, payments, debts, deficiencies, disbursements, injuries, judgments, awards, Taxes, interest, fines, penalties, settlements, Actions, Orders, Liens or Liabilities of any kind or nature and (ii) any fees, costs or expenses of investigating, defending, asserting, prosecuting, settling or collecting any of the foregoing (including interest, court or arbitration costs and reasonable fees and expenses of attorneys, advisors, expert witnesses or other professionals).

“Material Contract” has the meaning set forth in Section 3.16(b).

“Net T-Mobile Commissions” has the meaning set forth in Section 2.3(e).

“Net Working Capital” means (a) Current Assets minus (b) Current Liabilities.

“Net Working Capital Schedule” means the schedule setting forth a sample calculation (for illustrative purposes only) of Net Working Capital on Annex II.

“Objection Notice” has the meaning set forth in Section 2.3(d)(ii).

“Open Source Software” means (a) any Software licensed or distributed as free Software, open source Software (e.g. Linux) or under similar licensing or distribution models, (b) any Software that may require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge, and (c) Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Source License (SISL); and (vii) the Apache Software License.

“Order” means any judgment, writ, decree, award, compliance agreement, injunction or order (whether judicial, administrative or arbitral) and any determination of any Governmental Authority or arbitrator.

“OSHA” has the meaning set forth in Section 3.20(g).

“Overall Cap” means an amount equal to $68,000,000.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by any Acquired Company, including all Intellectual Property Rights in the Company Software other than the Third Party Licensed Software, and including the Intellectual Property Registrations.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Payoff Amounts” has the meaning set forth in Section 6.3.

“Payoff Letter” has the meaning set forth in Section 6.3.

“Permits” means any permits, franchises, grants, authorizations, declarations, orders, licenses, registrations, requirements, easements, variances, exemptions, consents, certificates, approvals, filings and similar rights of any kind obtained, or required to be obtained by any Acquired Company.

“Permitted Liens” means (a) Liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith by appropriate procedures and fully and properly reserved for in the Financial Statements, (b) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar liens imposed by Law in the ordinary course of business for sums not yet due and payable and included in the calculation of Net Working Capital, (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations and (d) non-exclusive licenses of Company Software granted to customers, resellers, distributers or contractors of any Acquired Company in the ordinary course of business.

“Person” means an individual, entity or organization, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Information” means any information that alone or in combination with other information could reasonably be used to identify, locate or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, card number (including credit card numbers), bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” “personal data,” or other similar terms under applicable Law, including, without limitation, the California Consumer Privacy Act of 2018 (Cal. Civ. Code § 1798.100, et seq.) (“CCPA”) and the General Data Protection Regulation (EU Regulation 2016/679) (“GDPR”) or otherwise subject to the requirements of the Payment Card Industry Data Security Standard (“PCI-DSS”), and all data associated with any of the foregoing that are used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content to a natural Person.

“PPP Laws and Guidelines” has the meaning set forth in Section 3.8(c).

“PPP Loan” means that certain loan, in the principal amount of $38,930, issued by JPMorgan Chase Bank, N.A. (the “PPP Lender”) to BMP pursuant to the United States Small Business Administration Paycheck Protection Program as set forth in that certain Note, dated April 7, 2020, by and between the BMP and the PPP Lender.

“PPP Loan Application” has the meaning set forth in Section 3.8(c).

“PPP Loan Forgiveness Application” has the meaning set forth in Section 3.8(c).

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date, and (b) with respect to a Straddle Period, the portion thereof ending on, and including, the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 7.1(a).

“Privacy Agreements” means contracts related to Personal Information that are in effect between an Acquired Company or any of its Subsidiaries and any Person from whom the Acquired Company or any of its Subsidiaries has collected or otherwise obtained Personal Information, and contracts under which Personal Information is transferred to or from such Acquired Company or any of its Subsidiaries and a customer, vendor, marketing affiliate or other business partner.

“Privacy Laws” means, collectively, all of the following to the extent relating to the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, or confidential information or data or otherwise relating to privacy, security, or security breach notification requirements applicable to any Acquired Company, to the conduct of any Acquired Company’s business, or any Business Data: all applicable Laws and legal requirements (including data protection and privacy Laws and regulations), including, to the extent applicable to the Business, but not limited to (i) the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM); (ii) the Telephone Consumer Protection Act (TCPA) of 1991, as amended; (iii) U.S. state Laws governing the use of electronic communications, (e.g., email, text messaging, telephone, paging and faxing); (iv) U.S. state Laws governing the use of information collected online, U.S. state Laws requiring privacy disclosures to consumers (including the California Consumer Privacy Act (CCPA), Cal. Civ. Code § 1798.100 et seq.), U.S. state data breach notification Laws, U.S. state Laws investing individuals with rights in or regarding data about such individuals and the use of such data, and any U.S. state Laws regarding the safeguarding or security of data, including encryption; (v) the Gramm-Leach-Bliley Act, as amended; (vi) the Massachusetts Standards for The Protection of Personal Information of Residents of the Commonwealth codified at 201 CMR 17.00 et seq.; (vii) the New York Stop Hacks and Improve Electronic Data Act (NY Shield Act) at N.Y. Gen. Bus. Law §899 aa et seq; (viii) the Fair Credit Reporting Act (FCRA) of 1970, as amended; (ix) any applicable industry standards, such as the Payment Card Industry Data Security Standards (PCI DSS); and (x) the EU General Data Protection Regulation ((EU) 2016/679) as, to the extent applicable, implemented into national law and as may be amended from time to time, the Swiss Federal Act on Data Protection and the EU e-Privacy Directive 2002/58/EC as amended and replaced from time to time, the requirements of any applicable self-regulatory organizations.

“Privacy Policies” means all written policies (both internal and external-facing) of any Acquired Company relating to the processing of Personal Information, including, all website and mobile application privacy policies.

“Pro Rata Share” means, with respect to each Seller, the percentage set forth beside such Seller’s name below:

Seller	Pro Rata Share
Jared Deith	46.325%
Steven Daneshgar	46.325%
David Isler	2.45%
Stuart Lowenstein	2.45%
Aaron Slonim	2.45%

“Reference Date” means January 1, 2017.

“Released Claims” has the meaning set forth in Section 6.4.

“Released Parties” has the meaning set forth in Section 6.4.

“Releasing Parties” has the meaning set forth in Section 6.4.

“Repaid Indebtedness” has the meaning set forth in Section 6.3.

“Reported Deferred Revenue” means the gross amount of prepaid income or deferred revenue included in Current Liabilities, as finally adjusted, whether such prepaid income or deferred revenue amounts were generated by the receipt of cash by BMP or included in accounts receivable of BMP, which amount of Reported Deferred Revenue shall be included in taxable income of the Parties in the manner contemplated in Section 7.1(a).

“Representative” has the meaning set forth in the preamble to this Agreement.

“Representative Expenses” has the meaning set forth in Section 6.6(b).

“Representative Group” has the meaning set forth in Section 6.6(b).

“Reserve Amount” means an amount equal to $250,000.00.

“Restricted Cash” means any trapped cash, cash security or performance deposits, cash escrow accounts, cash subject to a lockbox, dominion, control or similar agreement, cash held on behalf of or for the benefit of another Person or otherwise subject to any restrictions, limitations on use, or Taxes on use, transfer or distribution by Law, Contract or otherwise, including outstanding and un-cleared checks, wires in transit (to the extent the associated payable is not included in Estimated Net Working Capital and Closing Net Working Capital), repatriations, cash securing letters of credit obligations and customer, landlord or other security deposits.

“Restrictive Covenant Agreements” has the meaning set forth in Section 8.1(c).

“SBA” has the meaning set forth in Section 3.8(c).

“Schedules” has the meaning set forth in Article III.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” shall have the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Party” has the meaning set forth in Section 9.2.

“Service Provider” means any directors, managers, officers, employees, individual, natural person independent contractors and individual, natural person consultants of any Acquired Company.

“Significant Customers” has the meaning set forth in Section 3.21(a).

“Significant Suppliers” has the meaning set forth in Section 3.21(b).

“Simon” has the meaning set forth in the preamble to this Agreement.

“Simon Consideration” has the meaning set forth in Section 2.2.

“Simon Securities” has the meaning set forth in the recitals to this Agreement.

“Simon Securities Acquisition” has the meaning set forth in Section 2.2.

“Simon Sellers” has the meaning set forth in the recitals to this Agreement.

“Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Straddle Period” has the meaning set forth in Section 7.1(b).

“Straddle Period Return” has the meaning set forth in Section 7.1(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses, shall have a majority of the voting-rights to elect or designate a majority of the board of directors, managers or other governing body, or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Supplier Contract” has the meaning set forth in Section 3.21(b).

“Surviving Corporation I” has the meaning set forth in Section 2.1(a).

“T-Mobile Commissions” means the aggregate amount of commissions or other sales-based incentive compensation paid by T-Mobile US, Inc. or its Affiliates to Buyer or its Affiliates, including the Acquired Companies, after the Closing with respect to sales made prior to the Closing pursuant to: (a) the Activation Deal SPIFF, National Direct and National Distribution Sellers, for the period of August 16, 2021 – September 30, 2021, as detailed on the “Compensation Flash” attached as Exhibit E-1; (b) the Activation Deal SPIFF, National Direct and National Distribution Dealers, for the period of October 15, 2021 – December 31, 2021, as detailed on the “Compensation Flash” attached as Exhibit E-2; and (c) the Sell-With Activation Spiff, National Distribution Sell-With Eligible Dealers, for the period of September 1, 2021 – December 31, 2021, as detailed on the “Compensation Flash” attached as Exhibit E-3 (the programs set forth in (a), (b) and (c), collectively, the “T-Mobile SPIFF Programs”).

“Target Net Working Capital” means $1,840,635.95.

“Tax” means any U.S. federal, state, local or municipal, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, goods and services tax, surtax, estimated tax, unemployment tax, escheat or unclaimed property tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, profits tax, environmental tax (including, without limitation, Taxes pursuant to Code Section 59A), capital stock tax, severance tax, occupation tax, windfall profits tax, social security tax, disability tax, withholding tax or payroll tax, or any other Tax of any kind whatsoever and any fee, custom, impost, assessment, obligation, levy, tariff, charge or duty in the nature of a tax (including any fine, penalty, interest or addition to tax or amounts arising due to any failure to comply with any requirement imposed with respect to any Tax Return) and any liability for Taxes of another person as a transferee or successor, under Treasury Regulations Section 1.1502-6 or analogous state, local or non-U.S. Law and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person by law, by contract, or otherwise.

“Tax Contest” has the meaning set forth in Section 7.1(i).

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Governmental Authority with respect to any Acquired Company that is not generally available to any Person without application therefor.

“Tax Return” means any return, form, declaration, claim for refund, information return, certificate, bill, document, declaration of estimated Taxes or other information (including any schedule, appendix or attachment thereto) and any amendment thereof, required or permitted to be filed or supplied in connection with the imposition, determination, assessment or collection of any Tax or the administration, implementation or enforcement of or compliance with any Laws relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 9.7(a)(i).

“Third Party Licensed Software” means all Software owned by a third party and used by the Acquired Companies in the Business, including Open Source Software.

“Trade Secret” means any and all information held confidential and deemed a trade secret under applicable Law.

“Transaction Consideration” has the meaning set forth in Section 2.2.

“Transaction Expenses” means, without duplication, the aggregate amount of: (a) any fees, costs, expenses, disbursements or other amounts, incurred by or on behalf the Acquired Companies or Sellers that are payable by any Seller or Acquired Company or for which any Acquired Company has any Liability in connection with the Transactions (including any auction or sale process and any discussions or negotiations with any other third parties) or otherwise related to the negotiation, preparation, execution or performance of this Agreement or the Ancillary Agreements or the consummation of the Transactions, including: (i) any fees, costs and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authorities or other Persons on behalf of Sellers or the Acquired Companies; (ii) any fees, costs or expenses associated with obtaining the release and termination of any Liens; (iii) any brokers’ or finders’ fees; and (iv) any fees, costs or expenses of counsel, advisors, investment bankers, consultants, accountants, auditors, experts or other professionals of any Acquired Company; (b) any liability or obligation under any deferred compensation arrangement, stock option arrangement or any other similar compensation arrangement; (c) any sale, transaction, change-of-control, severance, “stay-around,” retention, success, phantom equity or similar bonus, arrangement, plan or payment or any other compensatory amount payable (in whole or in part and with or without a subsequent event) by Sellers or any Acquired Company as a result of or in connection with the Transactions; (d) the employer portion of any payroll or similar Taxes and any amounts paid or to be paid to offset or gross-up any Person for any excise Taxes or income Taxes associated with any Transaction Expense under clauses (b) or (c); (e) fifty percent (50%) of the fees, costs and expenses of the Escrow Agent; and (f) 2021 Audit Fees in excess of the Audit Fee Cap; provided, however, that “Transaction Expenses” shall not include (i) any liabilities actually including in the calculation of Net Working Capital or Indebtedness or (ii) the fees and expenses of McKonly & Asbury, LLP in connection with the audit of the consolidated financial statements of the Acquired Companies for the fiscal year ended September 30, 2021 (the “2021 Audit Fees”) to the extent the 2021 Audit Fees do not exceed $125,000 (the “Audit Fee Cap”).

“Transactions” means the agreements and transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 7.1(c).

“Treasury Regulations” means the regulations (including temporary regulations) of the United States Treasury Department pertaining to the Code.

“WARN Act” has the meaning set forth in Section 3.20(a).

“Working Capital Adjustment Amount” means, as applicable, the amount by which (a) Net Working Capital exceeds the Target Net Working Capital or (b) the Net Working Capital is less than the Target Net Working Capital (the Initial Purchase Price shall be (y) increased, on a dollar for dollar basis, by the amount by which Net Working Capital exceeds Target Net Working Capital and (z) decreased, on a dollar for dollar basis, by the amount by which Net Working Capital is less than Target Net Working Capital).

ARTICLE II

MERGERS, PURCHASE, AND SALE

2.1 The First Merger.

(a) The First Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined below), (a) Merger Sub I will merge with and into BMP, and (b) the separate corporate existence of Merger Sub I will cease and BMP will continue its corporate existence under the DGCL as the surviving corporation in the First Merger (sometimes referred to herein as the “Surviving Corporation I”).

(b) Effective Time. Subject to the provisions of this Agreement, at the Closing, KORE, BMP, BMP Sellers, and Merger Sub I will cause a certificate of merger (the “Certificate of Merger I”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The First Merger will become effective at such time as the Certificate of Merger I has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed upon by KORE, BMP, BMP Sellers, and Merger Sub I in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(c) Effects of the First Merger. The First Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of BMP and Merger Sub I shall vest in the Surviving Corporation I, and all debts, liabilities, obligations, restrictions and duties of each of BMP and Merger Sub I shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation I.

(i) Certificate of Incorporation and Bylaws. At the Effective Time, (a) the certificate of incorporation of Merger Sub I as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation I until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of Merger Sub I as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation I until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation I or as provided by applicable Law.

(ii) Directors and Officers. The directors and officers of Merger Sub I, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation I until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation I.

(iii) Effect of the Merger on the Capital Stock of the Parties. At the Effective Time, as a result of the First Merger and without any further action on the part of BMP, Merger Sub I, KORE, Buyer or any BMP Seller:

(A) Cancellation of Certain BMP Common Stock. Each share of common stock, par value $0.001 per share, of BMP (“BMP Common Stock”), that is owned by BMP (as treasury stock or otherwise) or any of its respective direct or indirect wholly-owned subsidiaries as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(B) Conversion of BMP Common Stock. Each share of BMP Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive (i) the number of shares of common stock of KORE (the “KORE Stock”), having an aggregate value equal to $23,200,000, as is set forth in the Closing Statement (the “First Merger Equity Consideration”) and (ii) the amount of cash as is set forth in the Closing Statement (the “First Merger Cash Consideration” and collectively with the First Merger Equity Consideration, the “First Merger Consideration”), subject to adjustment pursuant to Section 2.3. At the Closing, KORE shall issue and pay the First Merger Consideration to the applicable BMP Sellers as set forth in the Closing Statement.

(C) Conversion of Merger Sub I Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation I.

(iv) Exchange Procedures.

(A) Procedures for Surrender; No Interest. KORE shall cause each holder of shares of BMP Common Stock that have been converted into the right to receive the First Merger Equity Consideration to receive the portion of the First Merger Consideration into which such shares of BMP Common Stock have been converted pursuant to Section 2.1(c)(iii)(B) upon surrender to KORE of the certificate(s) representing such shares of BMP Common Stock (each, a “Certificate”), together with a duly completed and validly executed stock power and such other documents as may reasonably be requested by KORE. KORE shall cause the issuance of such KORE Stock in accordance with the foregoing sentence promptly upon KORE’s confirmation of receipt of such surrendered Certificates and duly completed and validly executed stock powers. No interest shall be paid or accrued upon the surrender or transfer of any Certificate. Upon payment of the First Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates so surrendered shall immediately be cancelled.

(B) Issuance to Non-Registered Holders. If any portion of the First Merger Consideration is to be issued to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such issuance that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer; and (ii) the Person requesting such payment shall pay to KORE any transfer or other Tax required as a result of such issuance to a Person other than the registered holder of such Certificate, or establish to the reasonable satisfaction of KORE that such Tax has been paid or is not payable.

(C) Full Satisfaction. All First Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof (including the Closing Statement) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of BMP Common Stock formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of shares of BMP Common Stock on the stock transfer books of the Surviving Corporation I.

(D) . If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article II.

(E) Termination of Exchange. Any holder of shares of BMP Common Stock who has not exchanged shares of BMP Common Stock for the First Merger Consideration in accordance with this Section 2.1(c)(iv) prior to six (6) months after the Effective Time shall thereafter look only to KORE (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the First Merger Consideration without any interest. Any amounts remaining unclaimed by holders of shares of BMP Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of KORE free and clear of any claims or interest of any Person previously entitled thereto.

(d) Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed, KORE will issue or pay, in exchange for such lost, stolen, or destroyed Certificate, the First Merger Consideration to be paid in respect of the shares of BMP Common Stock formerly represented by such Certificate as contemplated under this Article II.

(e) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any shares of BMP Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of BMP Common Stock cancelled in accordance with Section 2.1(c)(iii)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares of BMP Common Stock in accordance with Section 262 of the DGCL (such shares of BMP Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares of BMP Common Stock) shall not be converted into a right to receive a portion of the First Merger Consideration, but instead shall be entitled only to such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of BMP Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the First Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.1(c)(iii)(B), without interest thereon.

2.2 The Simon Securities Acquisition and Purchase Price. Buyer hereby purchases from the Simon Sellers, and the Simon Sellers hereby sell, transfer, assign, convey and deliver to Buyer, all of the Simon Securities (the “Simon Securities Acquisition”), free and clear of any and all Liens, in exchange for an amount of cash as is set forth in the Closing Statement, which shall be paid by or on behalf of Buyer pursuant to Section 2.3 (the “Simon Consideration” and collectively with First Merger Consideration, the “Transaction Consideration”).

2.3 Initial Purchase Price.

(a) In consideration for the First Merger and the Simon Securities Acquisition, at the Closing, the KORE and Buyer, as applicable, will pay, or cause to be paid, to the Sellers, by wire transfer of immediately available funds, an aggregate amount equal to: (i) $68,000,000 (the “Base Purchase Price”); (ii) plus the Estimated Closing Cash; (iii) minus the Estimated Indebtedness; (iv) minus the Estimated Transaction Expenses; (v) either plus or minus (as applicable pursuant to the definition thereof) the Estimated Working Capital Adjustment Amount; (vi) minus the Escrow Amount; (vii) minus the Reserve Amount; and; (viii) minus $23,200,000, which is the value of the First Merger Equity Consideration as agreed upon by the Parties (the Base Purchase Price, as adjusted pursuant to clauses (ii) through (viii) of this Section 2.3(a), the “Initial Purchase Price”).

(b) At least three (3) Business Days prior to the Closing, Sellers shall have delivered to Buyer a closing statement (the “Closing Statement”) setting forth: (i) an unaudited consolidated balance sheet of each Acquired Company as of the Closing Date, prepared in accordance with GAAP and without giving effect to the Transactions (the “Estimated Closing Balance Sheet”); (ii) the Acquired Companies’ good faith estimates, based on the Estimated Closing Balance Sheet, of (A) Closing Net Working Capital (“Estimated Net Working Capital”) and the Working Capital Adjustment Amount

calculated using Estimated Net Working Capital (the “Estimated Working Capital Adjustment Amount”), (B) Closing Cash (“Estimated Cash”), (C) Closing Indebtedness (“Estimated Indebtedness”), (D) Transaction Expenses (“Estimated Transaction Expenses”), (E) the Initial Purchase Price (the “Estimated Initial Purchase Price”), (F) the number of shares of KORE Stock issuable to each Seller, and (G) the calculation of the portion of the Estimated Initial Purchase Price to be paid to each Seller; and (iii) a schedule of the applicable payments to each Person receiving a payment pursuant to Section 2.3(c)(ii) and each such payee’s wire information.

(c) Payments at Closing.

(i) Payments by Buyer and KORE on Sellers’ Behalf. Payment of the Initial Purchase Price by Buyer and KORE, as set forth above, to Sellers, pursuant to and in accordance with Section 2.3(c)(ii) and the issuance of the First Merger Equity Consideration in accordance with Section 2.1(c), will constitute full satisfaction of any obligations of Buyer and KORE to make such payment or issue such KORE Stock to each Seller, and neither Buyer, KORE nor any of their respective Affiliates will have any liability with respect to any subsequent distribution of such consideration (including the Initial Purchase Price, First Merger Equity Consideration or any portion thereof), and, so long as Buyer and KORE comply with Section 2.1(c) and Section 2.3(c)(ii), none of the Sellers nor any of their respective Affiliates will make a claim against the Buyer, KORE or any of their respective Affiliates that any allocation or distribution was incorrect.

(ii) Payments at Closing. At the Closing, in connection with the Transactions and as further described in the recitals to this Agreement and in Article II, the Buyer and KORE will, as applicable, pay, or cause to be paid, to:

(A) the Sellers, an aggregate amount equal to the Initial Purchase Price in accordance with the Closing Statement;

(B) the Escrow Agent, an amount equal to the Indemnity Escrow Amount in accordance with the terms of the Escrow Agreement, to be held for the purpose of securing the indemnification obligations of the Sellers set forth in Article IX;

(C) the Escrow Agent, an amount equal to the Adjustment Escrow Amount in accordance with the terms of the Escrow Agreement, to be held for the purpose of securing the purchase price adjustment obligations set forth in Section 2.3(d);

(D) on behalf of the Acquired Companies, to the Persons and in the amounts specified in the Closing Statement, the aggregate amount of all Estimated Transaction Expenses, by wire transfer of immediately available funds, in accordance with the payment instructions set forth in the Closing Statement; and

(E) on behalf of the Company, the Repaid Indebtedness, to the Persons and in the amounts specified in the Closing Statement and the Payoff Letters, by wire transfer of immediately available funds, in accordance with the Payoff Letters and the payment instructions set forth in the Closing Statement.

(d) Post-Closing Adjustment. The Initial Purchase Price shall be adjusted upwards or downwards, on a dollar for dollar basis, as follows:

(i) On or prior to the day that is ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Representative: (A) an unaudited consolidated balance sheet of each Acquired Company as of the Closing Date, prepared in accordance with GAAP and without giving effect to the Transactions (the “Actual Closing Balance Sheet”); and (B) a certificate (the “Buyer Certificate”) setting forth Buyer’s calculation, based on the Actual Closing Balance Sheet, of (1) Closing Net Working Capital (“Actual Net Working Capital”) and the Working Capital Adjustment Amount calculated using Actual Net Working Capital, (2) Closing Cash (“Actual Cash”), (3) Closing Indebtedness (“Actual Indebtedness”), (4) Transaction Expenses (“Actual Transaction Expenses”), (5) the Initial Purchase Price (the “Actual Initial Purchase Price”) and (6) the amount, if any, by which the Actual Initial Purchase Price is less than or greater than the Estimated Initial Purchase Price. Sellers shall use commercially reasonable efforts to cooperate in the preparation of the Buyer Certificate, as reasonably requested by Buyer.

(ii) On or prior to the day that is thirty (30) days following Buyer’s delivery of the Buyer Certificate, the Representative may deliver a written notice to Buyer stating in reasonable detail the Representative’s objections to and alternative calculations of (an “Objection Notice”) Actual Net Working Capital, Actual Cash, Actual Indebtedness, Actual Transaction Expenses, and the Actual Initial Purchase Price. If the Representative does not timely deliver an Objection Notice within such thirty (30) day period, the Buyer Certificate, including any amounts, determinations and calculations contained therein shall be conclusive and binding upon Buyer, the Representative and each Seller and constitute the final determination of Actual Net Working Capital, Actual Cash, Actual Indebtedness, Actual Transaction Expenses, and Actual Initial Purchase Price for purposes of this Section 2.3(d). Any amount, determination or calculation contained in the Buyer Certificate and not specifically disputed in a timely delivered Objection Notice shall be deemed final, binding and conclusive upon Buyer, the Representative and each Seller.

(iii) If an Objection Notice is timely delivered by the Representative, Buyer and the Representative shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”, and any Objections actually resolved by mutual agreement of Buyer and the Representative, the “Agreed Adjustments”) for a period of thirty (30) days following Buyer’s receipt of such Objection Notice. Notwithstanding such good faith efforts, in the event that Buyer and the Representative fail to agree on any of the Representative’s proposed adjustments set forth in the Objection Notice within such thirty (30) day period, Buyer and the Representative shall jointly engage Frazier & Deeter, LLC (the “Accounting Firm”) or, if such firm is unwilling or unable to accept such appointment, a firm of independent certified public accountants mutually acceptable to Buyer and the Representative, such acceptance not to be unreasonably withheld, conditioned or delayed; provided that if a Party has failed to nominate an accounting firm to serve as the Accounting Firm within ten (10) Business Days of notification that Frazier & Deeter, LLC is unwilling or unable to accept such appointment, the Accounting Firm shall be the firm nominated by such other Party; provided, further, that if each Party has nominated an accounting firm to serve as the Accounting Firm, and Buyer and the Representative are unable to mutually agree on the Accounting Firm within ten (10) Business Day following notice of such dispute from one Party to the other Party, each accounting firm nominated by each of Buyer and the Representative shall mutually agree to nominate another firm to serve as the Accounting Firm. Buyer and the Representative shall use commercially reasonable efforts to cause the Accounting Firm to resolve any Objections still in dispute (acting as an expert and not an arbitrator) in accordance with the terms of this Agreement as soon as practicable (but in any event within thirty (30) days after engagement of the Accounting Firm). Buyer and the Representative shall provide the Accounting Firm with their respective determinations of Actual Net Working Capital, Actual Cash, Actual Indebtedness, Actual Transaction Expenses, and the Actual Initial Purchase Price, as well as all supporting documentation reasonably required by the Accounting Firm. No arbitration hearing will be held. The Accounting Firm shall render a written decision as to each Objection specifically disputed in a timely delivered Objection Notice (which did not subsequently become an Agreed Adjustment), including a statement in reasonable detail of the basis for its decision. In calculating any such Objections still in dispute, the Accounting Firm shall only address the Objections specifically disputed in a timely delivered Objection Notice (which did not subsequently become an Agreed Adjustment), and the Accounting Firm may not assign a value greater than the greatest value for any such item assigned by Buyer, on the one hand, or the Representative, on the other hand, or less than the lowest value for any such item assigned by Buyer, on the one hand, or the Representative, on the other hand. All Objections that are resolved between Buyer and the Representative or are determined by the Accounting Firm will be final, conclusive and binding on the Parties and each of their Affiliates, successors and assigns, absent manifest error. The fees and expenses of the Accounting Firm shall be allocated between Buyer and the Representative so that the Representative shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of issues in dispute submitted to the Accounting Firm that are resolved in a manner further from the position submitted to the Accounting Firm by the Representative and closer to the position submitted to the Accounting Firm by Buyer (as finally determined by the Accounting Firm), and the denominator of which is the total dollar value of the issues in dispute so submitted, and Buyer shall be responsible for the remainder of such fees and expenses. For example, if the Representative challenges the calculation of Initial Purchase Price by an amount of $100,000, but the Accounting Firm determines that the Representative has a valid claim for only $60,000, then Buyer shall bear 60% of the fees and expenses of the Accounting Firm and the Representative shall bear the other 40% of such fees and expenses.

(iv) The Buyer Certificate (including the calculation of the Actual Initial Purchase Price) shall be deemed final for the purposes of this Section 2.3(d) upon the earlier of (i) the failure of the Representative to issue an Objection Notice to Buyer within thirty (30) days of the Representative’s receipt thereof, (ii) the resolution of all Objections pursuant to Section 2.3(d) by Buyer and the Representative (i.e., as Agreed Adjustments) and (iii) the resolution of all Objections still in dispute pursuant to Section 2.3(d) by the Accounting Firm, which, absent manifest error, shall be final and binding upon each Party. Following the final determination of the Actual Net Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses, the Initial Purchase Price shall be recalculated by replacing Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses with, respectively, Actual Net Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses, in each case as finally determined in accordance with this Section 2.3(d) (the resulting Initial Purchase Price, the “Final Purchase Price”).

(v) Upon determination of the Final Purchase Price:

(A) If the Final Purchase Price is greater than or equal to the Estimated Initial Purchase Price, then (1) Buyer and KORE shall, or shall cause the Acquired Companies to, pay to Sellers, in accordance with each Seller’s Pro Rata Share, an amount equal to such excess by wire transfer of immediately available funds, in accordance with the wire instructions set forth in the Closing Statement, within five (5) Business Days of the date on which the Final Purchase Price is determined; and (2) Buyer and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Funds to Sellers in accordance with each Seller’s Pro Rata Share.

(B) If the Final Purchase Price is less than the Estimated Initial Purchase Price (the amount by which the Estimated Initial Purchase Price is greater than the Final Purchase Price shall be referred to as, the “Adjustment Shortfall”), then within five (5) Business Days after the date on which the Final Purchase Price is determined, Buyer and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse (1) to Buyer a portion of the Adjustment Escrow Funds equal to such Adjustment Shortfall, and (2) to Sellers, in accordance with each Seller’s Pro Rata Share, any remaining Adjustment Escrow Funds after payment of the Adjustment Shortfall. In the event the Adjustment Shortfall is greater than the Adjustment Escrow Funds, Buyer shall be entitled, in the Buyer’s sole discretion, to recover the amount of such excess from (Y) the Indemnity Escrow Funds or (Z) Sellers, on a several and not joint basis, in accordance with each Seller’s Pro Rata Share. Sellers shall be obligated to replenish the amount paid from the Indemnity Escrow Funds, if any, pursuant to this Section 2.3(d)(v)(B).

(e) Additional Consideration to BMP Sellers for T-Mobile Commissions. In addition to the First Merger Consideration, KORE will pay, or cause to be paid, to the BMP Sellers the Net T-Mobile Commissions (as defined below), as indicated on the statement delivered by T-Mobile US, Inc. or its Affiliates in connection with any payment of such T-Mobile Commission. The amount of the T-Mobile Commissions actually paid to the BMP Sellers will be net of any expenses incurred in the collection of such T-Mobile Commissions and net of any amounts of such T-Mobile Commissions that BMP is required to pay to its subagents or other business partners that are entitled to receive a portion of such T-Mobile Commissions (the “Net T-Mobile Commissions”). KORE shall, or shall cause Buyer or the Acquired Companies to, pay to the BMP Sellers an amount equal to the Net T-Mobile Commissions by wire transfer of immediately available funds, in accordance with the wire instructions set forth in the Closing Statement, within five (5) Business Days after receipt by Buyer or its Affiliates, including the Acquired Companies, of any T-Mobile Commissions.

2.4 Second Merger. At the Closing and immediately following receipt of confirmation that Certificate of Merger I has been accepted by the appropriate Governmental Authorities, Buyer shall cause BMP and Merger Sub II to enter into the Agreement and Plan of Merger attached hereto as Exhibit A whereby BMP would merge with and into Merger Sub II with Merger Sub II surviving the Second Merger and operating the Business.

2.5 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) will occur remotely via the electronic exchange of documents and signatures at 10:00 a.m. Eastern Time on the date of this Agreement, unless another time or place is mutually agreed upon in writing by Buyer and Seller (the date on which the Closing actually occurs, the “Closing Date”). On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the Parties shall cause the First Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, as required by and executed in accordance with the applicable provisions of the DGCL.

2.6 Escrow Agreement. At the Closing, Buyer and the Representative shall enter into an Escrow Agreement with the Escrow Agent, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”). At the Closing, Buyer shall deposit the Escrow Amount with the Escrow Agent, to be held and released as directed by Buyer and the Representative, in accordance with the provisions of this Agreement and the Escrow Agreement. Subject to Section 2.3(d), the Adjustment Escrow Funds will be held by the Escrow Agent for payment of any Adjustment Shortfall due pursuant to Section 2.3(d)(v)(B). Subject to Section 9.9, the Indemnity Escrow Funds will be held by the Escrow Agent as a source of recovery for any amount owed by Sellers to a Buyer Indemnified Party pursuant to Article IX (Indemnification).

2.7 Withholding. Notwithstanding anything in this Agreement or any Ancillary Agreement, Buyer, Merger Sub I and Merger Sub II (and any Person acting on behalf of Buyer, Merger Sub I and Merger Sub II) shall be entitled to deduct and withhold from amounts otherwise payable in connection with the transactions contemplated by this Agreement or the Ancillary Agreements such Taxes as are required to be deducted and withheld with respect to the making of such payment under the Code or applicable Laws. Such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each Acquired Company represents and warrants to Buyer that each statement contained in this Article III, as qualified by the Schedules accompanying this Agreement (each a “Schedule” and, collectively, the “Schedules”), is true and correct as of the date hereof.

3.1 Organization and Qualification.

(a) BMP is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Simon is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of New York. Each Acquired Company (i) has the requisite corporate or limited liability company power and authority, as applicable, necessary to own, lease, use and operate its properties and assets and to carry on the business conducted by it and (ii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, use, leasing or operation of its properties and assets makes such qualification or license necessary, except where the failure to be so qualified or licensed would not reasonably be expected to be material to the Acquired Companies or the Business (such jurisdictions, the “Foreign Qualifications”). A true, correct and complete list of the Foreign Qualifications for each Acquired Company is set forth on Schedule 3.1(a). Each Acquired Company has made available to Buyer complete and correct copies of the Governing Documents of such Acquired Company, as amended or restated as of the date hereof. No Acquired Company is (currently or at any time in the past) in violation of or default under any provision of such Acquired Company’s Governing Documents. The minute books (containing the records of the managers and any committees thereof and the equityholders of each Acquired Company) and the stockholder or membership interest ledger of each Acquired Company have been provided to Buyer and are correct and complete in all material respects. A correct and complete list of the directors, managers and officers of each Acquired Company is set forth on Schedule 3.1(a).

(b) No Acquired Company has ever had, and does not have, any direct or indirect Subsidiaries. No Acquired Company owns, directly or indirectly, any Equity Securities in any other corporation, partnership or other Person.

3.2 Authorization of Agreement. Each Acquired Company has all requisite corporate or limited liability company power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Agreement and the performance of each Acquired Company’s obligations hereunder and thereunder have been duly authorized by all necessary action on the part of such Acquired Company. This Agreement and each Ancillary Agreement to be executed and delivered by the Acquired Companies pursuant to this Agreement constitute, or will when executed and delivered constitute, valid and binding obligations of such Acquired Company, enforceable in accordance with their respective terms, except to the extent such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (the “Enforceability Exceptions”).

3.3 Capitalization Matters.

(a) The BMP Securities are owned by the BMP Sellers as set forth on Schedule 3.3(a). The BMP Securities owned by BMP Sellers represent all of the outstanding Equity Securities of BMP. BMP Sellers own the BMP Securities as set forth on Schedule 3.3(a) free and clear of all Liens, encumbrances, and other restrictions except for Liens that will be released at the Closing and Liens under applicable securities Laws or the Governing Documents of BMP. All of the BMP Securities are duly and validly issued and outstanding. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any Equity Securities of BMP. Upon the consummation of the Transactions, BMP Sellers will, as a result of the First Merger, sell and transfer to Buyer good, valid and marketable title to the BMP Securities, free and clear of any Liens or any other restrictions, voting rights, rights of first refusal, co-sale rights or similar rights or adverse claims.

(b) The Simon Securities are owned by the Simon Sellers as set forth on Schedule 3.3(b). The Simon Securities owned by the Simon Sellers represent all of the outstanding Equity Securities of Simon. The Simon Sellers own the Simon Securities as set forth on Schedule 3.3(b) free and clear of all Liens, encumbrances, and other restrictions except for Liens that will be released at the Closing and Liens under applicable securities Laws or the Governing Documents of Simon. All of the Simon Securities are duly and validly issued and outstanding. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any Equity Securities of Simon. Upon the consummation of the Transactions, the Simon Sellers will sell and transfer to Buyer good, valid and marketable title to the Simon Securities, free and clear of any Liens or any other restrictions, voting rights, rights of first refusal, co-sale rights or similar rights or adverse claims.

(c) There are no, and the consummation of the Transactions will not give rise to any, (i) preemptive rights, rights of first refusal or offer, put or call rights or obligations or anti-dilution rights with respect to the grant, sale, issuance, redemption, repurchase, acquisition, cancellation or transfer of the Equity Securities of the Acquired Companies or any interests therein, (ii) voting trusts, registration rights agreements, pledge agreements, buy sell agreements, options, proxies, pledges or other Contracts relating to the Equity Securities of the Acquired Companies or the voting or transfer of such Equity Securities or (iii) any Contracts that would entitle any Person to share in the profits, earnings, Losses or gains of the Acquired Companies, including any equity appreciation, phantom equity, profit participation or similar rights.

3.4 No Conflict; Required Filings and Consents.

(a) Except as set forth on Schedule 3.4(a), neither the execution, delivery or performance of this Agreement or any Ancillary Agreement by the Acquired Companies nor the consummation of the Transactions will (i) conflict with or violate any provision of such Acquired Company’s Governing Documents, or (ii) conflict with or violate any Law by which such Acquired Company or any of its assets or properties is bound or subject.

(b) Except as set forth on Schedule 3.4(b), neither the execution, delivery or performance of this Agreement or any Ancillary Agreement by any Acquired Company nor the consummation of the Transactions by such Acquired Company will (i) conflict with or violate, constitute a default under (or an event that with or without notice, lapse of time or both would conflict with or violate or constitute a default under), require any consent, license, permit, approval, waiver, authorization, order, filing, registration, declaration or notice under or in connection with, result in or trigger any right of termination, modification, acceleration or cancellation of, or require any payment or performance obligation pursuant to, any Contract, Permit, franchise or other instrument or obligation to which such Acquired Company is a party or by which it or any of its assets or properties is bound or subject, (ii) result in the creation or imposition of any Lien on any of the properties or assets of such Acquired Company or (iii) require such Acquired Company to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing, registration or declaration with or provide notice to, any Governmental Authority, except where the violation, breach, conflict, default, acceleration, imposition or failure to give notice would not reasonably be expected to be material to the Acquired Companies or the Business (the matters referenced on Schedule 3.4(b), the “Company Approvals”).

3.5 Permits; Compliance with Laws.

(a) Each Acquired Company is in possession of all Permits necessary to own, lease, maintain, use and operate its properties and assets and to carry on its business as currently conducted (the “Company Permits”), all of which are set forth on Schedule 3.5(a). There is no Action pending or, to the Knowledge of the Acquired Companies, threatened that has resulted in or, with or without notice or lapse of time or both, could reasonably be expected to result in, the revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or material fine with respect to, any Company Permit. Each Acquired Company has complied in all material respects with each Company Permit, and has not received any written notice or other communication, from any Governmental Authority or other Person regarding any actual, alleged, or potential deficiency under, violation of, or failure to comply with, any Company Permit.

(b) No Acquired Company is, and no Acquired Company has been, in material breach or violation of any Laws that are applicable to such Acquired Company or the conduct of its business, nor is there any reasonable basis that any such conduct would constitute a violation of any such Laws. No Acquired Company has (i) received any written notice or other communication, alleging, nor have any claims been filed against any Acquired Company alleging, a violation of any Law or (ii) been subject to any materially adverse inspection, finding, investigation, penalty assessment, audit or other compliance or enforcement action.

3.6 Financial Statements.

(a) Schedule 3.6(a) sets forth complete and accurate copies of the following: (i) the unaudited consolidated balance sheet of each Acquired Company for the fiscal year ended September 30, 2020, (ii) the audited consolidated balance sheet of the Acquired Companies for the fiscal year ended September 30, 2021 and the related consolidated statements of income, changes in equity and cash flows for the fiscal year then ended (including, in each case, the notes or other supplementary information thereto) (collectively, the “Annual Financial Statements”) and (iii) the unaudited consolidated balance sheet of the Acquired Companies (the “Latest Balance Sheet”) as of December 31, 2021 (such date, the “Latest Balance Sheet Date”) and the related unaudited and consolidated statements of income, changes in equity and cash flows for the one (1) month period then ended (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”).

(b) Except as set forth on Schedule 3.6(b), the Financial Statements have been prepared in accordance with GAAP, applied consistently during the periods covered thereby. The Financial Statements (i) present fairly and accurately in all material respects the financial condition of each Acquired Company at the dates of said statements and the results of operations and cash flows of each Acquired Company for the periods covered thereby and (ii) were prepared in accordance with the books of account and financial records of each Acquired Company, which books of account and other financial records are accurate, current and complete in all material respects.

(c) The revenue recognition policies and methodologies of the Acquired Companies were consistently applied in the Financial Statements in accordance with GAAP for the periods therein specified. The Acquired Companies have maintained a standard system of accounting (established and administered in accordance with GAAP) and internal accounting controls sufficient to provide reasonable assurances that transactions, receipts and expenditures of the Acquired Companies are being (i) executed and made only in accordance with appropriate policies, procedures and authorizations of management and the board of managers of each Acquired Company and (ii) recorded as necessary to permit preparation of financial statements in accordance with GAAP. No Acquired Company has maintained any off-the-book accounts or entered into any transactions for any off balance sheet activity. No Company Representative, and to the Acquired Companies’ Knowledge, no other Person has, directly or indirectly, (i) circumvented the internal accounting controls of any Acquired Company, (ii) intentionally falsified any of the books, records or accounts of any Acquired Company or (iii) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Acquired Companies.

(d) All of the accounts receivable reflected on the Latest Balance Sheet are bona fide receivables representing obligations for the total dollar amount thereof shown on the books and records of the Acquired Companies, as applicable, and have arisen from bona fide transactions entered into by the Acquired Companies in the ordinary course of business and in a manner consistent with the normal credit practices of the Acquired Companies. Such accounts receivable, and any reserves and allowances related thereto, reflected on the Latest Balance Sheet or, with respect to accounts receivable arising since the Latest Balance Sheet Date, on the accounting records of the Acquired Companies, are stated thereon in accordance with GAAP, applied consistently with the historical accounting practices of the Acquired Companies to the extent consistent with GAAP. All reserves set forth on the Latest Balance Sheet in respect of such accounts receivable are sufficient and determined in accordance with GAAP. Such accounts receivable constitute valid, undisputed claims of the Company and are not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. Except as set forth on Schedule 3.6(d), no Person has any Lien on such receivables or any part thereof, and no agreement for deduction, free services or goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

(e) Except for the T-Mobile Commission Programs, the Acquired Companies have not participated in any T-Mobile Sell-With SPIFF Program (as defined below) that has a 60-day or greater reconciliation period for calculating or paying the applicable commission or other sales-based incentive compensation. “T-Mobile Sell-With SPIFF Program” means the “Activation Deal SPIFF” and “Sell-With Activation Spiff,” offered by T-Mobile US, Inc.

3.7 Absence of Undisclosed Liabilities. The Acquired Companies do not have any Liabilities of any kind other than: (a) Liabilities reflected or reserved against on the Latest Balance Sheet; (b) Liabilities which have arisen since the Latest Balance Sheet Date in the ordinary course of business; (c) Liabilities not required to be reflected in financial statements prepared in accordance with GAAP; and (d) Liabilities set forth on Schedule 3.7; provided, however, that in the case of (b) and (c), none of such Liabilities relate to a breach of any Contract, tort, infringement or violation of any Law, or any related action, suit or proceeding.

3.8 Bank Accounts; Indebtedness.

(a) Schedule 3.8(a) accurately lists each item of Indebtedness of the Acquired Companies, including the Contract governing such Indebtedness and the principal amount, interest rate, maturity date, prepayment or similar penalties, and any Liens granted to secure such Indebtedness. No Acquired Company is a guarantor of any Liability of any Person.

(b) Schedule 3.8(b) sets forth the names and locations of all banks, trust companies, savings and loan associations, brokerage firms and other financial institutions at which any Acquired Company maintains accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(c) Schedule 3.8(c) sets forth the outstanding principal amount and interest rate of the PPP Loan issued by the PPP Lender pursuant to the CARES Act, including any rules, regulations, interpretations, guidelines or other guidance issued or promulgated thereunder (collectively, the “PPP Laws and Guidelines”) and a list of all Contracts relating to the PPP Loan (copies of which have been provided to Buyer). As of the date of BMP’s submission of the application for the PPP Loan (the “PPP Loan Application”), BMP satisfied all eligibility requirements for the PPP Loan. All information included in the PPP Loan Application was complete and accurate and all certifications made pursuant to the PPP Loan Application were accurate and made in good faith. BMP is not in default, breach or violation of any Contracts entered into in connection with the issuance of the PPP Loan, and no event has occurred or exists which could result in any such default, breach or violation. BMP has satisfied all eligibility requirements for forgiveness of the PPP Loan. The proceeds from the PPP Loan have been used in compliance with the requirements of the PPP Laws and Guidelines, and BMP has not used the PPP Loan proceeds in any manner, or taken any other action, that would cause the PPP Loan or any portion thereof to violate the terms of the PPP Laws and Guidelines or any other applicable Law. BMP prepared and submitted to the PPP Lender and the U.S. Small Business Administration (the “SBA”) an application for forgiveness or discharge (together with all supporting documentation relating to such application submitted (or required to be submitted) by the Company or any Affiliates of the Company, the “PPP Loan Forgiveness Application”) of the PPP Loan, including any amounts payable and obligations arising thereunder, in accordance with the PPP Laws and Guidelines. All information included in the PPP Loan Forgiveness Application was complete and accurate and all certifications made pursuant to the PPP Loan Forgiveness Application were accurate and made in good faith.

3.9 Absence of Certain Changes or Events. Except as set forth on Schedule 3.9, since September 30, 2021, (i) each Acquired Company has conducted its business only in the ordinary course of business consistent with past practice, (ii) there has not been any change, event or occurrence which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, condition (financial or otherwise), or results of operations of the Acquired Companies, taken as a whole, and (iii) except as otherwise required by this Agreement, there has not been:

(a) any incurrence of Indebtedness for borrowed money, except as arising in the ordinary course of business;

(b) any Lien placed on any of the properties of the Acquired Companies, other than purchase money Liens and Liens for Taxes not yet due and payable;

(c) any purchase, sale, assignment, transfer or other disposition, or any Contract for the purchase, sale, assignment, transfer or other disposition, of any properties or assets by any Acquired Company, including any Intellectual Property Rights, other than sales of inventory and licenses to customers in the ordinary course of business;

(d) any damage, destruction or Loss, whether or not covered by insurance, in excess of $20,000;

(e) any declaration, setting aside or payment of any dividend by any Acquired Company, or the making of any other distribution in respect of the Equity Securities of any Acquired Company, or any direct or indirect redemption, purchase or other acquisition by any Acquired Company of its Equity Securities;

(f) any entering into, renewal, renegotiation, modification of the terms of or termination of any collective bargaining agreement, Contract or any similar agreement with a Union;

(g) any payments made to or authorized to be made to any Service Provider except at regular rates of remuneration, or any change in the compensation payable by or to become payable by any Acquired Company to any Service Provider, or any bonus payment made to, or arrangement made with, any Service Provider, or any establishment or creation of any employment, deferred compensation or severance arrangement or Employee Plan with respect to any Service Provider or the amendment of any of the foregoing;

(h) any resignation, termination or removal of any Service Provider whose annual salary exceeds $50,000 or material loss of personnel of the Acquired Companies or material change in the terms and conditions of the employment or service terms of any Service Provider;

(i) any payment or discharge of a material Lien or liability of any Acquired Company which was not incurred in the ordinary course of business;

(j) any material obligation or liability incurred by any Acquired Company to any of its Service Providers (or any members of such Service Providers’ immediate families), or any loans or advances made by any Acquired Company to any of its Service Providers (or any members of such Service Providers’ immediate families), except normal compensation and expense allowances payable in the ordinary course of business;

(k) (i) any change in accounting methods or practices, collection policies, pricing policies or payment policies of any Acquired Company, (ii) any failure to pay and discharge current liabilities in the ordinary course of business consistent with past practice, except where disputed in good faith, (iii) any delay or postponement of the payment of accounts payable, acceleration of the collection of accounts receivable or the realization of any other current assets, (iv) any offer to any customer of a discount or other inducement to accelerate billings and collections, other than discounts offered in the ordinary course of business, consistent with past practice or (v) other change in the cash management practices of any Acquired Company;

(l) any material change, amendment or termination of any Material Contract;

(m) any release of any Service Provider of any provisions of any confidentiality, non-competition, assignment of inventions or similar agreements to which an Acquired Company is a party related to any Confidential Information or otherwise related to the Business of the Company;

(n) any adoption, amendment or termination of any Company Benefits Plan or increase (or agreement to increase) the benefits provided to any managers, officers, employees or other services providers of any Acquired Company;

(o) any change, revocation or other modification of any Tax election, any modification, adoption or change of any Tax accounting methods, policies or practices, any amended Tax Return filed, any entry into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Laws), any entry into any Tax sharing, Tax indemnity, Tax allocation or similar agreement or Contract (other than any customary contract or agreement, in each case entered into in the ordinary course of business, not primarily related to Taxes), any settlement of any Tax claim or assessment, any surrender of any right to claim a refund or credit of Taxes, any incurrence of any liability for Taxes outside the ordinary course of business consistent with past practice or any request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(p) any amendment to the Governing Documents of any Acquired Company; or

(q) any agreement or understanding, whether in writing or otherwise, for any Acquired Company to take any of the actions specified in this Section 3.9.

3.10 Litigation. There have not been, and there are currently not any, Actions pending or, to the Knowledge of the Acquired Companies, threatened against or affecting any Acquired Company, the Business or any assets of the Acquired Companies (or pending or, to the Knowledge of the Acquired Companies, threatened against or affecting any Service Provider, in such Person’s capacity as a Service Provider, or that in any way affect or relate to the Business), or to which the Acquired Companies’ or such Person’s assets may be bound or affected, at law or in equity, or before or by any Governmental Authority. No Acquired Company is, nor has it been, party or subject to any Order or any Contract for the settlement of any Action.

3.11 Employee Benefit Plans.

(a) Schedule 3.11(a) sets forth a complete and accurate list of all Employee Plans that any Acquired Company or any ERISA Affiliate of any Acquired Company sponsors or maintains, or to which any Acquired Company or ERISA Affiliate of any Acquired Company contributes or is obligated to contribute, or under which any Acquired Company or any ERISA Affiliate of any Acquired Company has or may have any Liability, or which benefits any current or former Service Provider of any Acquired Company or any ERISA Affiliate of any Acquired Company (or the beneficiaries or dependents or domestic partners of any such Person) (each, a “Company Benefits Plan”). With respect to each Company Benefits Plan, the Company has made available to Buyer true and complete copies of each of the following: (i) if the plan has been reduced to writing, the plan document together with all amendments thereto, (ii) if the plan has not been reduced to writing, a written summary of all material plan terms, (iii) if applicable, the most recent trust agreements, custodial agreements, insurance policies or Contracts, administrative agreements and similar agreements, and investment management or investment advisory agreements, fidelity bond, fiduciary liability insurance policies, (iv) if applicable, the most recent summary plan description, employee handbook or similar employee communication, summary of benefits and coverage, and material employee communications with respect thereto, (v) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination, opinion, or advisory letter from the IRS and any related correspondence, and any pending request for determination with respect to the plan’s qualification, and all non-discrimination and coverage testing performed on such plan within the last three (3) years, (vi) in the case of any plan for which Forms 5500 are required to be filed, the three (3) most recently filed Forms 5500 (and all attachments and auditor’s reports thereto), and (vii) any notices, letters or other correspondence from the IRS, the Pension Benefit Guaranty Corporation, or the U.S. Department of Labor relating to such Company Benefits Plan.

(b) No Acquired Company nor any of their respective ERISA Affiliates have maintained, contributed to or had any Liability with respect to an Employee Plan subject to Section 302 or Title IV of ERISA or Code Section 412, including any “multiemployer plan” (as defined in Section 3(37) of ERISA), and no condition exists that presents a risk to any Acquired Company of incurring Liability under Section 302 or Title IV of ERISA or Section 412 or Section 430 of the Code. No Acquired Company has ever maintained, contributed to or had any Liability with respect to a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, a “multiple employer plan” as defined in Section 4063(a) of ERISA and Section 413 of the Code, or a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) Each Company Benefits Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination, opinion, or advisory letter from the IRS as to its tax-qualified status no event has occurred and no condition exists which could reasonably be expected to impact the tax-qualification of any such plan. Each Company Benefits Plan, including any associated trust or fund, has been administered and operated in all material respects in accordance with its terms and any applicable collective bargaining agreements and with applicable Laws, including ERISA and the Code. Nothing has occurred with respect to any Company Benefits Plan that has subjected, or could subject, any Acquired Company to a penalty under Section 502 of ERISA or to an excise Tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Company Benefits Plan to a Tax under Code Sections 4973 or 4975. No Acquired Company or ERISA Affiliate of any Acquired Company has any Liability for any excise Tax imposed by Chapter 43 of the Code, and nothing has occurred with respect to any Company Benefits Plan that could subject the Company or any Acquired Company or ERISA Affiliate of any Acquired Company to any such Liability.

(d) No Acquired Company has any obligation (current or contingent) to compensate any individual for any Taxes which may be imposed under Sections 4999 or 409A of the Code, and no Company Benefits Plan would reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code (as determined without regard to Section 280G(b)(4)) as a result of the consummation of the Transactions.

(e) All required contributions to, and premium payments on account of, each Company Benefits Plan have been made on a timely basis and all such contributions not yet due have been properly accrued and are shown on the applicable financial statements of the Company obligated to make such payments. Each Company Benefits Plan can be amended or terminated in accordance with applicable Law without any material liability to the Company or Buyer. No Acquired Company would reasonably be expected to incur any liability with respect to any surrender fees, deferred sales charges, commissions, or other fees or charges upon termination of any Company Benefits Plan.

(f) There is no pending or, to the Acquired Companies’ Knowledge, threatened Action relating to a Company Benefits Plan, other than routine claims in the ordinary course of business for benefits provided for by the Company Benefits Plans for which internal administrative review procedures have not been exhausted. No individual who has performed services for any Acquired Company has been improperly excluded from, or improperly included in, participation in any Company Benefits Plan. No Company Benefits Plan is or, within the last six (6) years, has been the subject of an examination, investigation, Action or audit by a Governmental Authority, or is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(g) Except as required under Section 601 et seq. of ERISA or other Law, no Company Benefits Plan provides post-retirement or post-separation welfare benefits or coverage (including health, life or disability insurance) to any current or former director, officer, consultant or employee, or any dependent, beneficiary or domestic partner of any such Person following such Person’s retirement or other termination of service with any Acquired Company.

(h) Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) with respect to any Service Provider and to which any Acquired Company is a party has been maintained and operated in compliance with, and the document(s) evidencing such arrangement comply with, the requirements of Code Section 409A and regulations and other guidance promulgated thereunder. No current or former employee, director, consultant, or independent contractor of any Acquired Company would have income that would be subject to taxation under Code Section 409A.

(i) Each Acquired Company and each Company Benefits Plan that is a “group health plan” (within the meaning of Title XXVII of the Public Health Service Act, Part 7 of ERISA or Chapter 100 of the Code) (each, a “Company Health Plan”) (i) is currently in compliance in all material respects with the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act, and all regulations and guidance issued thereunder (collectively, “Healthcare Reform Laws”) and (ii) has been in compliance in all material respects with the Healthcare Reform Laws since the dates required by the Healthcare Reform Laws. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject any Acquired Company or any Company Health Plan to penalties or excise Taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws. No Acquired Company has received correspondence from the IRS regarding its compliance with the Healthcare Reform Laws, including annual reporting requirements.

(j) Except as set forth in Schedule 3.11(j), neither the execution of this Agreement and the other Ancillary Agreements nor the consummation of the Transactions (either together with or upon the occurrence of any additional or subsequent events) will constitute an event under any Company Benefits Plan that will or may reasonably be expected to result in any payment (including severance or termination pay), any “parachute payment” within the meaning of Section 280G of the Code, or any acceleration, vesting, increase, funding (including the segregation of assets to fund) or provision of benefits thereunder, in each case, to any Service Provider or other individual (or any dependent or beneficiary thereof).

3.12 Taxes. Except as otherwise disclosed on Schedule 3.12:

(a) Each Acquired Company has duly and timely filed (taking into account any valid extensions) all Tax Returns required to be filed by it and each such Tax Return is true, correct and complete in all material respects and was prepared in compliance with applicable Laws. Each Acquired Company has timely paid all Taxes due and owing by such Acquired Company (whether or not shown or required to be shown on a Tax Return). No Acquired Company is currently a beneficiary of any extension of time within which to file any Tax Return that has not been filed and no request for any such extension has been made. There is no power of attorney given by or binding upon any Acquired Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(b) No claim has ever been made or proposed in writing by a Governmental Authority in a jurisdiction where any Acquired Company does not file Tax Returns that any Acquired Company is or may be subject to Tax in that jurisdiction. No Acquired Company has initiated contact with any taxing authority for the purpose of resolving any delinquent Tax liability of the Acquired Companies, including through voluntary disclosure proceedings or similar proceedings, that has not been paid in full or otherwise fully resolved.

(c) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any Acquired Company.

(d) Each Acquired Company has made available to Buyer (i) true, correct and complete copies of income Tax Returns and other material Tax Returns of each Acquired Company for tax periods ending on or after December 31, 2016, (ii) each IRS Form 2553 (Election by a Small Business Corporation) and Form 8832 (Entity Classification Election) filed by or on behalf of any Acquired Company and (iii) all examination reports, and statements of deficiencies asserted against, assessed against, or agreed to by each Acquired Company.

(e) No Acquired Company is subject to any current, pending or, to the Knowledge of the Acquired Companies, threatened Tax audit or examination, Tax claim or Tax proceeding. No Acquired Company has received from any Governmental Authority (including Governmental Authorities of jurisdictions where the Company does not file Tax Returns) any (i) written notice indicating an intent to open an audit or other review that remains unresolved, (ii) written request for information related to Tax matters that remain unresolved, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against any Acquired Company that remains unresolved.

(f) No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to or requested any extension of time to assess or collect any Tax deficiency or assessment, which waiver or extension remains open.

(g) No Acquired Company has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(h) No Acquired Company has been a member of an Affiliated Group and no Acquired Company has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar Tax Laws), as a transferee or successor, by contract, by operation of Laws or otherwise (other than any customary contract or agreement, in each case entered into in the ordinary course of business, not primarily related to Taxes).

(i) No Acquired Company is a party to or bound by any Tax sharing, indemnification or allocation or similar agreement or arrangement with respect to Taxes (other than any customary contract or agreement, in each case entered into in the ordinary course of business, not primarily related to Taxes).

(j) BMP is and at all times from formation, has been properly classified, and has validly elected to be treated, as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and any corresponding or similar provisions of state, local or other Law) for income Tax purposes.

(k) Simon is, and at all times since its formation, has been properly classified as a “partnership” within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(i) (and any corresponding or similar provision of state, local or other Law) for income Tax purposes.

(l) None of the assets owned by any Acquired Company at or prior to the Closing is a “Section 197(f)(9) intangible” that was acquired on or prior to August 10, 1993 (within the meaning of Section 1.197-2(h)(1) of the Treasury Regulations).

(m) Each Acquired Company has timely withheld and paid to the appropriate Governmental Authority all Taxes required by any Tax Laws to have been withheld or paid by it in connection with amounts paid or owing to, or allocated to, any employee, former employee, independent contractor, creditor, stockholder or other equityholder or other Person, including any state or local Taxes required to be withheld with respect to any distribution or any allocation of taxable income to any stockholder or other equityholder, and all Tax Returns, including IRS Forms W-2 and 1099, required with respect thereto have been properly completed and timely filed with the appropriate Governmental Authority or provided to the appropriate payee. Each Person providing services to the Company has been properly classified as an employee or independent contractor, as the case may be, for all Tax purposes.

(n) In accordance with and to the extent required by applicable Laws, each Acquired Company has properly (i) collected and remitted all sales, use, value added and similar Taxes with respect to sales, leases, licenses made and services provided to its customers and (ii) for all sales, leases, licenses and services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting sales, use, value added or similar Taxes, received and retained all Tax exemption certificates and other documentation required to qualify such sale, lease, license or service as exempt.

(o) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following occurring with respect to such Acquired Company: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including pursuant to Section 481 of the Code (or any corresponding provision of state, local, foreign or other Law) with respect to any change in method of accounting as a result of the transactions contemplated by this Agreement; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 of the Code (or any similar Tax Laws); (iv) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any similar Tax Laws); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) election under Section 965 of the Code (or any corresponding provision of applicable Law); (vii) debt instrument that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code; (viii) application of Section 951 or 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) with respect to income earned or recognized or payments received on or prior to the Closing Date; (ix) ownership of “United States property” (as defined in Section 956 of the Code) by any “controlled foreign corporation” (as that term is defined in Code Section 957) on or prior to the Closing Date; or (x) prepaid amount received or deferred revenue accrued on or prior to the Closing Date other than the amount of Reported Deferred Revenue actually included in Current Liabilities.

(p) No Acquired Company has distributed the stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(q) No Acquired Company has, and has never had, a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business or other presence through employees or otherwise in a jurisdiction located outside of the United States.

(r) The Acquired Companies use the accrual method of accounting for all income Tax purposes.

(s) No Acquired Company is (and has never been) a party to any joint venture, partnership or other arrangement or contract that is or could be treated as a partnership for Tax purpose.

(t) No Acquired Company is (or has ever been) a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(u) No Acquired Company has received or requested any letter ruling from the IRS (or any comparable ruling or written Tax related guidance from any Governmental Authority).

(v) All related party transactions involving the Acquired Companies are at arm’s length in compliance with section 482 of the Code, the Treasury Regulations promulgated (and any corresponding or similar provision of state, local, non-U.S. or other Laws) and no Acquired Company has any liability under Section 482 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Laws). Each Acquired Company has maintained all necessary documentation in connection with such related-party transactions in accordance with Sections 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state, local, non-U.S. or other Laws).

(w) None of the Equity Securities are subject to a “substantial risk of forfeiture” (as defined in Section 83 of the Code and the Treasury Regulations promulgated thereunder).

(x) No Acquired Company has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, or (ii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(y) BMP has not, in the past five (5) years, (a) acquired assets (or any other property) from another entity treated as a corporation for income Tax purposes in a transaction in which BMP’s tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (b) acquired the equity of any entity that is or was a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. BMP has no Liability for any Tax under Section 1374 of the Code (or any corresponding provision of state, local, foreign or other Law).

(z) No Acquired Company owns or has owned any interest in a non-U.S. entity.

(aa) Each Acquired Company has complied in all material respects with the conditions stipulated in each Tax Grant. No submissions made to any Governmental Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions contemplated by this Agreement will not adversely affect the eligibility of any Acquired Company for any Tax Grant.

3.13 Real Properties. No Acquired Company owns, and no Acquired Company has ever owned, any interest in any real property. Schedule 3.13 sets forth the address of the real property leased, subleased or otherwise occupied by any Acquired Company (the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses and other occupancy agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for the Leased Real Property (including the date and name of the parties to such lease document) for the occupancy of the Leased Real Property (the “Leases”). The Leased Real Property constitutes all of the real property used, held for use or occupied by the Acquired Companies in connection with the conduct of the Acquired Companies’ business. The Company has made available to Buyer a true and correct copy of each such Lease. With respect to each of the Leases: (a) such Lease is legal, valid, binding, enforceable and in full force and effect; (b) the Acquired Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no material disputes with respect to such Lease; (c) neither the Acquired Company nor any other party to such Lease is in breach or default in any material respect under such Lease, and no event has occurred which, with the delivery of notice, the passage of time or both, would constitute such a breach or default in any material respect, or permit the termination, modification in any material respect or acceleration of rent under such Lease; (d) no Acquired Company has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property; and (e) all payments of rent, additional rent and other sums due under such Lease through the Closing Date have been, or will be, paid in full.

3.14 Sufficiency of Assets. The Acquired Companies have good and valid title to, a valid and enforceable leasehold interest in or a legal right to use, all of the assets, properties, interests and rights (whether, real or personal, tangible or intangible and wherever located), including, for the avoidance of doubt, Contracts and Permits (collectively, “Assets”), which are used or held for use by the Acquired Companies or necessary for the ownership or operation of the Business, free and clear of any Liens. The Assets of the Acquired Companies constitute all of the Assets (i) that are necessary and sufficient for the Acquired Companies to own and operate the Business as currently conducted and (ii) that were necessary to produce the operating results of the Acquired Companies depicted in the Financial Statements. No Seller nor any of their respective Affiliates owns, holds, licenses or has any interest in any Assets related to, used or held for use in, or necessary for the conduct of the Business. Except for this Agreement, no Acquired Company is a party to any Contract or subject to any Liability whereby any Person has an absolute or contingent right to purchase, exclusively license, obtain or otherwise acquire any rights in any Assets of any Acquired Company (other than non-exclusive licenses of Company Intellectual Property Rights granted to customers of the Acquired Companies in the ordinary course of business).

3.15 Intellectual Property.

(a) Schedule 3.15(a) sets forth a complete and correct list of all of the following that are owned, used or held for use by the Acquired Companies in the operation of their respective businesses, as presently conducted: (i) all Owned Intellectual Property Rights registered or recorded with a Governmental Authority, including Internet domain name registrations; (ii) all pending patent applications, copyright, trademark or other applications for registration of Owned Intellectual Property Rights (together with (i), “Intellectual Property Registrations”); (iii) all trade or corporate names and all material unregistered trademarks and service marks; and (iv) all Software owned or purported to be owned by an Acquired Company and Third Party Licensed Software from which any Acquired Company currently derives, is scheduled to derive, or in the past twelve (12) months has derived, revenue or which any Acquired Company has otherwise made available to any third party thereof (collectively, “Company Software”). The Acquired Companies have timely submitted and made all necessary filings and paid all fees, Taxes, annuities registration, maintenance, and renewal fees and other payments associated with filing, prosecuting, issuing, recording, registering or maintenance of each Intellectual Property Registration due and payable before the Closing Date.

(b) The Owned Intellectual Property Rights, together with the Intellectual Property Rights licensed to the Acquired Companies pursuant to a written agreement, constitute all Intellectual Property Rights that are used in, and are sufficient for, the operation of the business of the Acquired Companies as currently conducted. Except as set forth on Schedule 3.15(b), the Acquired Companies solely and exclusively own and possess all right, title and interest in and to, or have a valid and enforceable right to use pursuant to a written agreement, all Company Intellectual Property Rights, free and clear of all Liens. Except as set forth on Schedule 3.15(b), no Acquired Company is under any obligation, whether written or otherwise, to develop any Intellectual Property Rights for any third party.

(c) The Acquired Companies and the operation of the Acquired Companies’ business, as it has been and is currently being conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and licensing out of any Owned Intellectual Property Rights, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property Rights of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction. No Acquired Company has received notice (including unsolicited offers to license or grants of other rights or immunities) from any Person claiming that any Acquired Company and the operation of the Acquired Companies’ business infringes, misappropriates, dilutes or otherwise violates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(d) To the Acquired Companies’ Knowledge, no third party has infringed, diluted, misappropriated, or violated any Owned Intellectual Property Rights or any Intellectual Property Rights exclusively licensed to any Acquired Company for use in the business of the Acquired Companies.

(e) Except as set forth on Schedule 3.15(e), (i) no loss or expiration of any of the Owned Intellectual Property Rights is threatened, pending or reasonably foreseeable; (ii) all of the Owned Intellectual Property Rights are valid, subsisting and enforceable; (iii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property Rights has been made, is currently outstanding or, to the Knowledge of the Acquired Companies, is threatened; and (iv) each Acquired Company has taken commercially reasonable measures to maintain and protect all of the Company Intellectual Property Rights, including the secrecy, confidentiality and value of all Confidential Information. The Acquired Companies have entered into written confidentiality agreements with all third parties (including all Service Providers) who have had access to confidential Company Intellectual Property Rights acknowledging and protecting the confidentiality of any confidential Company Intellectual Property Rights and any proprietary information and trade secrets of third parties which an Acquired Company is required to keep confidential. Except as set forth on Schedule 3.15(e), no Acquired Company is subject to any obligation that restricts its ability to compete or otherwise operate its business or that restricts or conditions in any manner the use, transfer or licensing of any Company Intellectual Property Rights or which would reasonably be expected to materially adversely affect the validity, use or enforceability of any Company Intellectual Property Rights.

(f) Schedule 3.15(f) accurately and completely lists all Open Source Software incorporated or embedded in, linked to, or combined or made available in connection with any Company Software, identifies its applicable license, and describes whether the Open Source Software were modified and/or distributed by an Acquired Company. No Company Software contains, incorporates, is linked to, is in any manner derived from, is distributed with, or is otherwise made available with any Open Source Software in any manner that does, will or would reasonably be expected to, require the (i) disclosure or distribution of any Company Software in source code form or otherwise pursuant to the terms of a license governing Open Source Software, (ii) license or other provision of any Company Software on a royalty-free basis, or (iii) grant of any patent license, non-assertion covenant or other rights under any Company Intellectual Property Rights or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer any Company Software. The Acquired Companies have complied in all material respects with all licenses governing any Open Source Software used by the Acquired Companies.

(g) There are no defects in any of the Company Software that would prevent such Company Software from performing in all material respects in accordance with its Documentation and warranties provided to any Person, and there are no viruses, worms, malware, Trojan horses or similar disabling codes or harmful programs in any of the Business Systems or Company Software. The Acquired Companies are in possession of the source code and object code for all Company Software and copies of all other material related thereto, including Documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Software. Except as set forth on Schedule 3.15(g), no Acquired Company is subject to any obligation that would require it to divulge, license or otherwise provide to any Person the source code of any Company Software.

(h) Except as set forth on Schedule 3.15(h), all Owned Intellectual Property Rights used in the operation of the Acquired Companies’ business were: (i) developed by employees of the Acquired Companies or their predecessors within the scope of their employment and pursuant to a written agreement that validly granted the Acquired Companies exclusive ownership of the employee’s development; or (ii) developed by Service Providers who have executed valid and appropriate instruments of assignment in favor of the Acquired Companies or its predecessors as assignee to convey to the Acquired Companies all of such Person’s rights in the relevant Owned Intellectual Property Rights. No funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of Owned Intellectual Property Rights.

(i) The Acquired Companies are in compliance in all material respects with, and have been in compliance in all material respects with, all Privacy Policies, Privacy Agreements, and the Data Security Requirements applicable to the operation of the Acquired Companies’ business, including as it relates to: (i) the privacy of users of the Acquired Companies’ products and all Internet websites owned, maintained or operated by or on behalf of the Acquired Companies; (ii) the use, collection, access, storage, disclosure and transfer of any Personal Information processed by or provided to the Acquired Companies or by third parties having access to such information; (iii) the Acquired Companies’ then-current relevant Privacy Policy, including the Privacy Policy posted on the Acquired Companies’ websites, (iv) the Acquired Companies’ customers’ Privacy Policies and (v) third party website terms, when required to do so by contract, Privacy Agreements, or use. No notices have been received by, and, to the Knowledge of the Acquired Companies, no claims, charges or complaints have been made against, any Acquired Company by any Governmental Authority, data protection authority, private party or other Person alleging a violation of any Data Security Requirements.

(j) Each Acquired Company has implemented physical, technical and administrative processes and safeguards that comply with applicable Data Security Requirements, Privacy Policies, and applicable Privacy Agreements and that otherwise are reasonably designed to protect the Business Systems and Business Data from unintended loss or destruction, unauthorized modification and unauthorized access by third Persons, including Service Providers. Since the Reference Date, no Acquired Company, nor any Service Provider or other Person acting on behalf of any Acquired Company, has experienced any data security breaches with respect to Business Data, unauthorized access or use of any of the Business Systems or Personal Information as defined by applicable Data Security Requirements belonging to any Acquired Company, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Systems or Personal Information as defined by applicable Data Security Requirements belonging to any Acquired Company.

(k) Copies of all Privacy Agreements and current and prior Privacy Policies of the Acquired Companies have been provided to Buyer. Each such Privacy Policy and all materials distributed or marketed by the Acquired Companies have at all times made all disclosures to consumers, users or customers required by applicable Laws, and none of such disclosures made or contained in any such Privacy Policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any Privacy Laws. The Acquired Companies have confidentiality agreements in place with vendors, business partners, affiliates or other Persons whose relationship with the Acquired Companies involve the collection, protection, storage, processing, use or disclosure of Personal Information by or on behalf of the Acquired Companies, which agreements require such Persons to protect such Personal Information in a manner consistent with the Acquired Companies’ obligations under all applicable Data Security Requirements, Privacy Policies, and Privacy Agreements.

(l) The Business Systems are sufficient for the current needs of the Acquired Companies’ business and have not suffered a material failure in the past twelve (12) months. The Acquired Companies have purchased and paid in full for a sufficient number of licenses for the operation of the Business Systems. The Acquired Companies (i) maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in compliance therewith; and (iii) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective and meet the Data Security Requirements in all material respects upon such testing, or have been appropriately remediated and proven effective in all material respects upon testing after the applicable remediation. The consummation of this Agreement will not violate Data Security Requirements.

(m) Simon has maintained a cyber-insurance policy that is adequate and suitable for the nature and volume of Personal Information accessed, collected, used, processed, stored, shared, distributed, transferred, or disposed of by or on behalf of Simon and is sufficient for compliance with all applicable Laws and Contracts to which Simon is a party or by which it is bound. Simon has delivered or made available to Buyer a true, complete, and correct copy of such cyber insurance policy. BMP does not maintain a cyber-insurance policy.

3.16 Material Contracts.

(a) Except as set forth on Schedule 3.16(a) (such Contracts responsive to the following subsections together with the Leases and Affiliate Contracts, the “Material Contracts”), no Acquired Company is a party to or bound by any Contracts of the following types:

(i) any Contract with any current or former Service Provider or other Person on a full-time, part-time, consulting or other basis (other than (A) any “at-will” Contract that may be terminated by the Acquired Company upon thirty (30) days’ or less advance notice without liability or (B) under which the Acquired Company does not have any further Liability or executory obligations) (1) with respect to employment with or the provision of services to the Acquired Company or (2) related to any redundancy, severance, separation, settlement, release of claims or other post-termination benefits;

(ii) any Contract providing or granting any change in control, retention or transaction bonuses or similar arrangements required as a result of or triggered (in whole or in part) by the Transactions;

(iii) any Contract related to the Indebtedness of any Acquired Company;

(iv) any Contract providing for (A) the license of any Intellectual Property Rights (other than non-exclusive licenses of commercially-available Software with a total replacement cost of less than $20,000) or (B) the development of any Intellectual Property Rights for the Acquired Companies;

(v) any Contract (A) granting a royalty, dividend or similar arrangement based on the revenues or profits of any Acquired Company or, (B) with respect to any partnership, manufacturer, development, joint venture or similar relationship or arrangement, that involves a sharing of revenues, profits, losses, costs or liabilities relating to an Acquired Company or any other Person;

(vi) any Contract with any professional employer organization, staffing agency, temporary employee agency or similar company or service;

(vii) any collective bargaining agreement or other Contract with any Union;

(viii) any Contract involving the settlement or compromise of any Action;

(ix) any Contract related to any completed, pending or future (A) disposition, divestiture or acquisition (whether by merger, sale of stock, sale of assets or otherwise) of any business or material portion of assets or properties by any Acquired Company, (B) any consolidation, recapitalization, reorganization or other business combination with respect to any Acquired Company, or (C) issuance of any Equity Securities of any Acquired Company;

(x) any Contract (or group of related Contracts) that involves future expenditure, payment or receipt of consideration in excess of $50,000 in any calendar year or that is not terminable by the Acquired Companies without penalty on notice of thirty (30) days or less, other than Contracts with the customers of the Acquired Companies entered in the ordinary course of business;

(xi) any Contract (A) prohibiting, or purporting to limit or restrict, directly or indirectly, any Acquired Company from freely engaging in any business, including restrictions on any Acquired Company’s ability to compete, freedom to solicit customers, solicit or hire any Person or to conduct its business in any geographical area or the type or line of business in which it may engage, (B) providing “most favored nation” or other provisions where the pricing, discounts or benefits to any customer of an Acquired Company changes based on the pricing, discounts or benefits offered to other customers, (C) granting a right of first refusal or right of first offer to purchase any line of business, Equity Securities or material portion of any of the assets or properties of an Acquired Company or (D) establishing an exclusive sale or purchase obligation with respect to any obligation or geographical area;

(xii) any Contract that provides for the indemnification of any Person by any Acquired Company (other than Contracts entered into in the ordinary course of business the primary purpose of which is not to provide for indemnification);

(xiii) any Contract (A) containing an agreement by an Acquired Company to provide any Person with access to the source code for any Company Software or (B) between an Acquired Company and an escrow agent providing for the placement of the source code for any Company Software into escrow;

(xiv) any Contract with a Significant Customer; or

(xv) any Contract material to the Acquired Companies or the Business and not otherwise set forth on Schedule 3.16(a).

(b) True and complete copies, or in the case of oral Contracts, a true and complete written description of the material terms and conditions of the Contract, of all Material Contracts and any amendments thereto have been provided to Buyer. All Material Contracts are valid and in full force and effect in accordance with the terms of such Material Contract and constitute legal, valid and binding obligations of the applicable Acquired Company and the other parties thereto, and are enforceable against the Acquired Company in accordance with their respective terms, subject to the Enforceability Exceptions. No Acquired Company is in default in complying with any material provisions of a Material Contract, nor has any Acquired Company received notice of any such material default, and, to the Knowledge of the Acquired Companies, no condition, event or facts exist which, with notice, lapse of time or both, would constitute a material default under any Material Contract on the part of any Acquired Company. No party to any Material Contract has provided notice of or, to the Knowledge of the Acquired Companies, threatened any cancellation, termination, acceleration, adverse amendment, adverse modification or non-renewal of any Material Contract.

3.17 Environmental, Health and Safety. The Acquired Companies have complied and are in compliance, in all material respects, with all applicable Laws concerning pollution or protection of the environment, public health and safety, and employee health and safety (collectively “Environmental Laws”), including obtaining, maintaining and complying with any Permits required by Environmental Laws for the operation of its business or the use or occupancy of real property. No Action has been filed or commenced against or received by any Acquired Company from a Governmental Authority or any other Person alleging any material violation of or material Liability under any such Environmental Laws. No Acquired Company has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material Liability of any other Person relating to any Environmental Laws. No Acquired Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, or owned, occupied, or operated any facility or property contaminated by any substance, which would be reasonably expect to give rise to any material Liability pursuant to any Environmental Laws.

3.18 Insurance. Each insurance policy held by the Acquired Companies as of the date of this Agreement (collectively, the “Insurance Policies”) is set forth on Schedule 3.18, together with the name of the insurer, the type of policy or bond, the coverage amount and any applicable deductible. Correct and complete copies of the Insurance Policies have been made available to Buyer. All premiums due and payable under such Insurance Policies have been timely paid, and each Acquired Company is in compliance in all material respects with the terms of the Insurance Policies. The Insurance Policies are in full force and effect and are sufficient for compliance in all material respects by each Acquired Company with all Contracts to which such Acquired Company is a party. No Acquired Company has received any notice of cancellation, termination, premium increase or revocation and there are no threatened terminations of, or premium increases with respect to, any of the Insurance Policies. There is no, and since the Reference Date has not been, any claim pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Insurance Policy. No claims have been filed against the Insurance Policies that have (or, if still pending, could) materially eroded available policy limits. Each Acquired Company has timely submitted accurate information to the insurers as to the employees’ remuneration for the purposes of workers’ compensation insurance.

3.19 Affiliate Transactions. Except as set forth on Schedule 3.19, no Affiliate or Insider of any Acquired Company or any, parent, sibling, child, grandchild, or spouse of any such Insider or Affiliate, or any trust, partnership or corporation in which any such Person has an economic interest, is a party to any Contract (each such Contract, an “Affiliate Contract”) or transaction with any Acquired Company or any Affiliates of any Acquired Company or has any interest in any property used by the Acquired Companies. No Affiliate or Insider of any Acquired Company owns or has otherwise retained any rights to use any assets (including any Company Intellectual Property Rights), rights or contractual benefits which are used by or could be used by the Acquired Companies in the Business. Without limiting the foregoing, except as set forth on Schedule 3.19, no Affiliate or Insider of any Acquired Company is an officer, director, manager (or other equivalent Person), equityholder or employee of any customer, competitor or supplier of any Acquired Company.

3.20 Employment and Labor Matters.

(a) Each Acquired Company is, and has at all times been, in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto. There are no circumstances that are reasonably likely to give rise to any claim by a current or former employee for compensation on termination of employment. All amounts that the Acquired Companies are legally required to withhold from their employees’ wages and to pay to any Governmental Authority as required by applicable Law have been withheld and paid, and the Acquired Companies do not have any outstanding obligation to make any such withholding or payment, other than with respect to an open payroll period. There is not, and has never been, an Action pending or, to the Acquired Companies’ Knowledge, threatened or reasonably anticipated, to be brought or filed by or against an Acquired Company (or its officers, directors or executives) relating to any employment, independent contractor or consulting Contract, any collective bargaining obligation or agreement, discrimination, harassment, pay equity, human rights, equal opportunity, overtime exemption classification, wages and hours, independent contractor classification, labor relations, plant closing notification, occupational health and safety, leave of absence requirements, privacy rights, retaliation, immigration, wrongful discharge, or other violation of the rights of current or former Service Providers or employment candidates. Each agent of the Acquired Companies who has received employment discrimination or sexual harassment allegations of, or against, any employee of an Acquired Company has promptly, thoroughly and impartially investigated all such allegations. When indicated by any of the Acquired Companies’ policies, the Acquired Companies have taken prompt corrective action that is reasonably calculated to prevent further discrimination or harassment and the Acquired Companies do not reasonably expect to incur any material liability with respect to any such allegations. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all Service Providers for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Latest Balance Sheet) and there are no outstanding agreements, understandings or commitments of the Acquired Companies with respect to any compensation, commissions or bonuses.

(b) Schedule 3.20(b) contains a true, accurate and complete list of (i) all employees of the Acquired Companies, specifying each employee’s name; title; employing entity; department; hire date; status (full-time/part-time/seasonal/temporary); principal place of employment; classification as exempt or non-exempt under the Fair Labor Standards Act (the “FLSA”) or any similar applicable Laws; current year annual base salary or hourly wage; current year target incentive compensation (bonus and/or commission, as applicable); full, prior year actual incentive compensation (bonus and/or commission, as applicable); any other benefits; and whether the employee is subject to an employment agreement and (ii) all Persons engaged by the Acquired Companies as independent contractors or consultants at any time during the past three (3) years, specifying each Person’s name; entity with which the Person is engaged; start date; end date (if applicable); location; full, annual total compensation for each year or partial year of the engagement; compensation rate; whether the Person is subject to an independent contractor, consulting or related agreement; and whether the Person has used the services of other Persons to perform the work for the Acquired Companies. All current and former employees of the Acquired Companies who have been classified as exempt under the FLSA or any similar applicable Laws have been properly classified and treated as such, and all current and former employees of the Acquired Companies have been properly compensated for all time worked in accordance with the FLSA and similar Laws. All Persons who have provided services to the Acquired Companies as independent contractors or consultants have been properly classified as independent contractors, rather than employees, of an Acquired Company, for purposes of all applicable Laws and Company Benefits Plans.

(c) Each Service Provider of the Acquired Companies is terminable at will, without payment of severance or other compensation or consideration, and without advance notice. There are no agreements or understandings between an Acquired Company and any Service Provider that their employment or services will be for any particular period. As of the date hereof, no Service Provider of any Acquired Company with an annual salary of $50,000 or more has given written notice of any intent to terminate his or her employment with any Acquired Company, nor, to the Acquired Companies’ Knowledge, does any such Service Provider intend to terminate his, her or its engagement with an Acquired Company. The Acquired Companies are in compliance in all material respects and, to the Acquired Companies’ Knowledge, each Service Provider is in compliance in all material respects, with the terms of any employment, independent contractor and consulting agreements between the Acquired Company and such individual. There no oral or informal arrangements, commitments or promises between an Acquired Company and any of its Service Providers that have not been documented as part of the formal written agreements between any such Persons and the Acquired Company. To the Acquired Companies’ Knowledge, except as set forth on Schedule 3.20(c), no Service Provider is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person besides an Acquired Company that would be material to the performance of such employee’s employment duties, or the ability of the Acquired Companies to conduct their business. The Acquired Companies have furnished to Buyer true, complete and correct copies of all employment agreements, confidentiality agreements, non-competition agreements, non-solicitation agreements, material employee manuals and handbooks, policy statements and other materials relating to the employment of employees of the Acquired Companies.

(d) In the past three (3) years, no Acquired Company has failed to provide advance notice of any plant closing, layoff, termination or reduction in hours as required by, or incurred any liability under, the Worker Adjustment and Retraining Notification Act of 1988, and including any similar foreign, state, or local Law (the “WARN Act”), and as of the date of this Agreement, no such action is planned or anticipated, nor has any Acquired Company taken any action that would reasonably be expected to cause Buyer to incur any liability or obligation under the WARN Act following the Closing.

(e) No Acquired Company is, and in the five (5) years preceding the date of this Agreement has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been in the five (5) years preceding the date of this Agreement, any Union representing or purporting to represent any employee, independent contractor or consultant of any Acquired Company. In the five (5) years preceding the date of this Agreement, there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout or other similar labor disruption or dispute affecting the Acquired Companies or any employees, independent contractors or consultants of the Acquired Companies, with respect to their work for an Acquired Company. The Acquired Companies have no duty to recognize or bargain with any Union or other Person purporting to act as the exclusive bargaining representative of any Service Providers. There is no Union, employee representative, other labor organization or other Person purporting to act as the exclusive bargaining representative of any employees, independent contractors or consultants of the Acquired Companies which, pursuant to Law, must be notified, consulted or negotiated with in connection with the Transactions. No Acquired Company is, and in the five (5) years preceding the date of this Agreement has not been, the subject of any actual or threatened Action asserting that the Acquired Company has committed an unfair labor practice, nor has there been any organizing effort or demand for recognition or certification or attempt to organize employees, independent contractors or consultants of an Acquired Company by any Union in the five (5) years preceding the date of this Agreement.

(f) Each Acquired Company has complied in all material respects with the Immigration Reform and Control Act of 1986 and all amendments and regulations promulgated thereunder (“IRCA”) with respect to the completion, maintenance, storage and other documentary requirements of Forms I-9 (Employment Eligibility Verification Forms) for all Acquired Company employees and the re-verification of the employment status of any and all Acquired Company employees whose employment authorization documents indicated a limited period of employment authorization. Each Acquired Company has only employed Persons authorized to work in the United States. No Acquired Company has received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

(g) (i) Each Acquired Company is and at all relevant times has been in compliance in all material respects with any applicable COVID-19 related safety and health standards and regulations issued and enforced by the Occupational Safety and Health Administration (“OSHA”) and any applicable OSHA-approved state plan; (ii) each Acquired Company is and has at all relevant times been in compliance in all material respects with the paid and unpaid leave requirements of the Families First Coronavirus Response Act; (iii) to the extent the Acquired Company has granted employees paid sick leave or paid family leave under the Families First Coronavirus Response Act, the Acquired Company has obtained and retained all required documentation required to substantiate eligibility for sick leave or family leave tax credits; and (iv) except as set forth on Schedule 3.20(g), no Acquired Company has conducted any layoffs, furloughs, salary, pay or benefits reductions or hours reductions in response to COVID-19.

3.21 Significant Customers and Significant Suppliers.

(a) Schedule 3.21(a) sets forth a true, complete and correct list of the twenty (20) largest customers of the Acquired Companies (measured by annual revenue) for (i) the fiscal year ended September 30, 2021 and (ii) the three month period ended December 31, 2021 (collectively, the “Significant Customers”), including the amount of revenue from each such Significant Customer as of such date. There are no pending or threatened, disputes with any Significant Customer concerning any products or services of the Acquired Companies and, to the Acquired Companies’ Knowledge, no facts or circumstances exist that would reasonably be expected to form the basis of any such dispute. No Significant Customer has, since January 1, 2020, materially reduced, delayed or interrupted its purchases from the Acquired Companies, other than upon completion of outstanding statements of work in accordance with the terms of the Contract to which such customer is a party, and no Acquired Company has received any written notice or other communication from any Significant Customer that such customer has or intends to terminate, cancel, modify, cease doing business with, disengage, not renew or let lapse upon the expiration of its term or modify its Contract(s) (whether related to payment, price, services to be provided or otherwise) or relationship with the Acquired Companies or reduce the rate or volume of products or services or the amount of business conducted with the Acquired Companies.

(b) Schedule 3.21(b) sets forth a complete and correct list, on an anonymized basis, of the fifteen (15) largest suppliers, vendors or service providers of the Acquired Companies (based upon amounts spent during such period) for (i) the fiscal year ended September 30, 2021 and (ii) the three month period ended December 31, 2021 (collectively, the “Significant Suppliers”), including the amount of such purchases, fees or service costs for each such Significant Supplier as of such date. There are no pending or threatened, disputes with any Significant Supplier concerning any products or services provided to the Acquired Companies, and no facts or circumstances exist that would reasonably be expected to form the basis of any such dispute. No Significant Supplier has, since January 1, 2020, materially reduced its sales or provision of services to the Acquired Companies or materially delayed or interrupted its sales or provision of services to the Acquired Companies. The Acquired Companies have not received any written notice or other communication from any Significant Supplier that such supplier has or intends to terminate, cancel, modify (in a manner adverse to any Acquired Company), cease doing business with, disengage, not renew or let lapse upon the expiration of its term or modify its Contract(s) (whether related to payment, price, services to be provided or otherwise) or relationship with any Acquired Company or stop or materially reduce the rate at which it supplies products or services to any Acquired Company. All Contracts with the Significant Suppliers (the “Supplier Contracts”) are valid and in full force and effect in accordance with the terms of such Supplier Contract and constitute legal, valid and binding obligations of the applicable Acquired Company and the other parties thereto, and are enforceable against the Acquired Company in accordance with their respective terms, subject to the Enforceability Exceptions. No Acquired Company is in default in complying with any material provisions of a Supplier Contract, nor has any Acquired Company received notice of any such material default, and, to the Knowledge of the Acquired Companies, no condition, event or facts exist which, with notice, lapse of time or both, would constitute a material default under any Supplier Contract on the part of any Acquired Company. No party to any Supplier Contract has provided notice of or, to the Knowledge of the Acquired Companies, threatened any cancellation, termination, acceleration, adverse amendment, adverse modification or non-renewal of any Supplier Contract.

(c) Copies of the Acquired Companies’ current standard form(s) of written agreements entered into between such Acquired Company and any of the customers of the Acquired Company have been made available to Buyer. Schedule 3.21(c) sets forth a list of customers of the Acquired Companies who have not entered into an agreement based on the applicable standard form agreement. The Company has made available to Buyer a copy of each of the Contracts with the customers listed on Schedule 3.21(c).

3.22 Certain Transactions and Payments. No Acquired Company nor any predecessor of any Acquired Company has taken or failed to take any action that would cause any of them to be in violation of any anti-corruption or anti-kickback Law or any rules or regulations under such applicable Laws, including: (a) the making of any offer or agreement to pay, payment of, or authorization of payment of, directly or indirectly, money, loan, reward, advantage or benefit of any kind to any Person or Official, for the purpose of corruptly inducing an act or decision, including the doing or omission of any act in violation of a lawful duty, or securing an improper advantage, or the receipt of a corrupt payment or of anything of value under such circumstances; (b) use of any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (c) establishment or maintenance of any unlawful fund of corporate monies or other properties; and (d) making of any bribe, facilitation payment, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority or employees of state-owned or state-controlled businesses.

3.23 Brokers. Except as set forth on Schedule 3.23, no broker, finder, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or any future acquisition or disposition by any Acquired Company, based upon arrangements made by or on behalf of any such Acquired Company.

3.24 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Schedules), the Acquired Companies have not made and do not make any other express or implied representation or warranty, either written or oral, on behalf of the Acquired Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Companies, furnished or made available to Buyer or its Affiliates (including any information, documents or material made available to Buyer or its Affiliates in any form in expectation of the transactions contemplated by this Agreement) or as to the future revenue, profitability or success of the Acquired Companies, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to Buyer that each statement contained in this Article IV, as qualified by the Schedules, is true and correct as of the date hereof.

4.1 Organization; Capacity. Each Seller is competent and has full legal capacity to enter into, execute and deliver this Agreement and the Ancillary Agreements to which he is a party and to perform his obligations hereunder and thereunder and to consummate the Transactions.

4.2 Authorization of Agreement. The execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which such Person is a party and the consummation by each Seller of the Transactions have been duly authorized by all necessary actions or proceedings, and no other actions or proceedings on the part of any Seller is necessary to authorize or approve this Agreement, the Ancillary Agreements to which such Seller, is a party or to consummate the Transactions. This Agreement and each Ancillary Agreement to which each Seller is a party has been duly executed and delivered by each such Seller, and, assuming the due authorization, execution and delivery by Buyer, constitute the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except to the extent such enforcement may be limited by the Enforceability Exceptions.

4.3 No Conflict; Required Filings and Consents. Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement by any Seller nor the consummation of the Transactions by such Person will (a) conflict with or violate any Law by which such Seller or any of his or its assets or properties is bound or subject, (b) conflict with or violate, constitute a default under (or an event that with or without notice, lapse of time or both could conflict with or violate or constitute a default under), require any consent, license, permit, approval, waiver, authorization, order, filing, registration, declaration or notice under or in connection with, result in or trigger any right of termination, modification, acceleration or cancellation of, or require any payment or performance obligation pursuant to, any Contract, Permit, franchise or other instrument or obligation to which such Seller is a party or by which such Person or any of his or its assets or properties is bound or subject, (c) result in the creation or imposition of any Lien on any of the properties or assets of any Seller or (d) require any Seller to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing, registration or declaration with or provide notice to, any Governmental Authority or other Person.

4.4 Litigation. There is no Action pending, or to Seller’s knowledge, threatened, against such Seller or any of its or his assets, properties or rights, and such Seller is not subject to any judgment, order, writ, injunction, decree or award of, or any settlement agreement with, any Governmental Authority or other Person that challenges or seeks to prevent, enjoin or otherwise delay (or prevent, enjoin or otherwise delay, as applicable) the Transactions.

4.5 Title to Equity Securities.

(a) Each BMP Seller (i) owns and holds, beneficially and of record, the BMP Securities set forth beside such BMP Seller’s name on Schedule 4.5(a), (ii) has sole and exclusive right, title and interest in, and good, valid and marketable title to, such BMP Securities, free and clear of any Liens or any other restrictions, voting rights, rights of first refusal, co-sale rights or similar rights or adverse claims, (iii) has not granted or acknowledged to any Person any rights with respect to any BMP Securities and (iv) has sole voting power and power of disposition or conversion of such BMP Securities and sole power to agree to and issue instructions with respect to the matters set forth in this Agreement and any Ancillary Agreement to which such BMP Seller is a party or to which such BMP Seller is subject. The BMP Securities (i) constitute all of the issued and outstanding Equity Securities of BMP, (ii) are owned or controlled, directly or indirectly, by the BMP Sellers, (iii) are not subject to any Liabilities, Contracts or other rights or obligations of any kind that would entitle or require either BMP Seller or any other Person (contingent or otherwise), to issue, transfer, sell, repurchase, retire, redeem or otherwise acquire or dispose of, directly or indirectly, any such BMP Securities. There are no registration rights, voting trusts, proxies, rights plans, antitakeover plans or any other Contracts to which such BMP Seller or any of its Affiliates is a party or by which any of them are subject with respect to any BMP Securities.

(b) Each Simon Seller (i) owns and holds, beneficially and of record, the Simon Securities set forth beside such Simon Seller’s name on Schedule 4.5(b), (ii) has sole and exclusive right, title and interest in, and good, valid and marketable title to, such Equity Securities of Simon, free and clear of any Liens or any other restrictions, voting rights, rights of first refusal, co-sale rights or similar rights or adverse claims, (iii) has not granted or acknowledged to any Person any rights with respect to such Simon Equity Securities and (iv) has sole voting power and power of disposition or conversion of such Simon Equity Securities and sole power to agree to and issue instructions with respect to the matters set forth in this Agreement and any Ancillary Agreement to which such Simon Seller is a party or to which such Simon Seller is subject. The Simon Securities (i) constitute all of the issued and outstanding Equity Securities of Simon, (ii) are owned or controlled, directly or indirectly, by the Simon Sellers as set forth on Schedule 4.5(b), (iii) are not subject to any Liabilities, Contracts or other rights or obligations of any kind that would entitle or require any Simon Seller or any other Person (contingent or otherwise), to issue, transfer, sell, repurchase, retire, redeem or otherwise acquire or dispose of, directly or indirectly, any such Simon Securities. There are no registration rights, voting trusts, proxies, rights plans, antitakeover plans or any other Contracts to which Simon Seller or any of its Affiliates is a party or by which any of them are subject with respect to any Simon Securities. The Equity Securities held by the Simon Sellers and set forth on Schedule 4.5(b) constitute all of the issued and outstanding Equity Securities of Simon and are owned or controlled, directly or indirectly, by the Simon Sellers as set forth on Schedule 4.5(b).

4.6 Brokers. No broker, finder, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or any future acquisition or disposition by any Acquired Company, based upon arrangements made by or on behalf of such Seller.

4.7 Investment in KORE Stock.

(a) The BMP Sellers will acquire the KORE Stock hereunder for investment, solely for such BMP Seller’s own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities laws. Each BMP Seller acknowledges that the shares of KORE Stock may not be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities law. Each BMP Seller has had access to sufficient information regarding KORE and its business and condition to make an informed decision to acquire the KORE Stock, including, the KORE SEC Reports.

(b) No BMP Seller has been furnished with or granted access to any offering literature other than the KORE SEC Reports and, in making its decision to acquire the KORE Stock, each BMP Seller has relied only on the information contained in the KORE SEC Reports. Each BMP Seller understands and accepts that the acquisition of the KORE Stock involves various risks, including the risks outlined in the KORE SEC Reports. Each BMP Seller represents that it is able to bear any loss associated with an investment in the KORE Stock. No BMP Seller has received any advice from Buyer, KORE or any of their respective Affiliates or representatives as to the legal, investment or tax consequences of its investment in the KORE Stock.

(c) Each BMP Seller is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act or is sophisticated in financial matters and able to evaluate the risks and benefits of the investment in the KORE Stock, and has determined that investment in the KORE Stock is suitable for such BMP Seller, based upon its financial situation and needs, as well as its other securities holdings. Each BMP Seller has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement.

(d) Each BMP Seller acknowledges and agrees that, until October 1, 2022, such BMP Seller shall not: (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any KORE Stock; or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the KORE Stock, whether any such transaction described in either clause above is to be settled by delivery of KORE Stock or such other securities, in cash or otherwise. The foregoing restrictions preclude the BMP Sellers from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the KORE Stock even if such securities would be disposed of by someone other than such BMP Seller. Notwithstanding the foregoing, the BMP Sellers may transfer any or all of the shares of KORE Stock if the transfer (a) does not trigger any filing or reporting requirement or obligation or result in any other voluntary or mandatory public disclosure, including but not limited to Form 4 of Section 16 of the Securities Exchange Act of 1934, as amended and (b) the Person receiving such shares of KORE Stock agrees to be bound by the restrictions on transfer set forth in this Agreement.

4.8 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Schedules), the Sellers have not made and do not make any other express or implied representation or warranty, either written or oral, on behalf of the Sellers or the Acquired Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Companies, furnished or made available to Buyer or its Affiliates (including any information, documents or material made available to Buyer or its Affiliates in any form in expectation of the transactions contemplated by this Agreement) or as to the future revenue, profitability or success of the Acquired Companies, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing (unless made as of a specific date).

5.1 Organization and Qualification. Buyer, Merger Sub I and Merger Sub II are each a legal entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

5.2 Authorization of Agreement. Buyer, Merger Sub I and Merger Sub II each has all requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements to which Buyer, Merger Sub I and Merger Sub II, respectively, is a party and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by Buyer, Merger Sub I and Merger Sub II of this Agreement and the Ancillary Agreements to which Buyer, Merger Sub I and Merger Sub is a party, respectively, and the consummation by Buyer, Merger Sub I and Merger Sub II of the Transactions have been duly authorized by all necessary action, and no other proceedings on the part of Buyer, Merger Sub I or Merger Sub II or their respective stockholders are necessary to authorize this Agreement, the Ancillary Agreements to which Buyer, Merger Sub I and Merger Sub is a party, respectively, or to consummate the Transactions. This Agreement and each Ancillary Agreement to which Buyer, Merger Sub I and Merger Sub II is a party, respectively has been duly executed and delivered by Buyer, Merger Sub I and Merger Sub II and, assuming the due authorization, execution and delivery by the other Parties thereto, constitutes the legal, valid and binding obligation of Buyer, Merger Sub I and Merger Sub II enforceable against Buyer, Merger Sub I and Merger Sub II in accordance with its terms, except as enforcement hereof may be limited by the Enforceability Exceptions.

5.3 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Buyer, Merger Sub I and Merger Sub II does not, and the consummation of the Transactions will not (a) conflict with or violate the certificate of incorporation and bylaws or other equivalent organizational documents, as amended or restated, of Buyer, Merger Sub I or Merger Sub II, (b) conflict with or violate any Laws applicable to Buyer, Merger Sub I and Merger Sub II or by which any of Buyer’s assets or properties is bound or subject, (c) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under any of the properties or assets of Buyer pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which Buyer or its assets or properties is bound or subject or (d) require Buyer to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Authority or third Person, except for compliance with and filings, notices, consents and approvals that may be required under the Securities Act or similar state securities Laws.

5.4 Valid Issuance of KORE Stock. The shares of KORE Stock being issued hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of any Liens or restrictions on transfer other than restrictions under this Agreement and under applicable state and federal securities Law.

5.5 SEC Filings.

(a) KORE has filed all forms, reports, statements and documents required to be filed with the U.S. Securities and Exchange Commission (the “SEC”) (collectively, the “KORE SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, as applicable, and applicable to the KORE SEC Reports. All of the KORE SEC Reports are publicly available on the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any KORE SEC Reports and, to the knowledge of Buyer, none of the KORE SEC Reports is the subject of any ongoing SEC review. The KORE SEC Reports (i) were filed or furnished on a timely basis and (ii) did not or will not at the time they were filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such KORE SEC Reports or necessary in order to make the statements in such KORE SEC Reports, in the light of the circumstances under which they were made, not misleading.

(b) All of the financial statements included in the KORE SEC Reports, in each case, including any related notes thereto, as filed with the SEC (collectively, the “Buyer Financial Statements”), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present the consolidated financial position of KORE and its subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (except, in each case, as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, year-end adjustments and the absence of footnotes otherwise required by GAAP). To Buyer’s knowledge, there are no circumstances existing that would require Buyer to restate any of the Buyer Financial Statements.

(c) The KORE Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the New York Stock Exchange. KORE is in compliance with all applicable listing and corporate governance rules and regulations of the New York Stock Exchange. KORE has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the KORE Stock under the Exchange Act or delisting the KORE Stock from the New York Stock Exchange, nor has KORE received any notification that the SEC or the New York Stock Exchange is contemplating terminating such registration or such delisting.

5.6 Litigation. There is no Action pending, or to Buyer’s knowledge, threatened, against Buyer or any of its assets, properties or rights, and Buyer is not subject to any judgment, order, writ, injunction, decree or award of, or any settlement agreement with, any Governmental Authority or other Person that challenges or seeks to prevent, enjoin or otherwise delay (or prevent, enjoin or otherwise delay, as applicable) the Transactions.

5.7 Brokers. Except as set forth on Schedule 5.7, no broker, finder, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or any future acquisition or disposition by any Acquired Company, based upon arrangements made by or on behalf of Buyer or its Affiliates.

5.8 Merger Sub I and Merger Sub II. Merger Sub I and Merger Sub II have each been formed solely for the purpose of engaging in the Transactions and prior to the Closing will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the Transactions.

5.9 No Other Representations and Warranties. Except for the representations and warranties contained in this Article V, Buyer, Merger Sub I and Merger Sub II have not made and do not make any other express or implied representation or warranty, either written or oral, on behalf of Buyer, Merger Sub I or Merger Sub II, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer, Merger Sub I or Merger Sub II, furnished or made available to Sellers or their Affiliates (including any information, documents or material made available to Sellers or their Affiliates in any form in expectation of the transactions contemplated by this Agreement) or as to the future revenue, profitability or success of Buyer, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Appropriate Actions; Consents; Filings. The Parties will cooperate with each other in connection with, and each Seller and Acquired Company shall use commercially reasonable efforts to (a) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and the Ancillary Agreements to which they are a party, applicable Law or otherwise to consummate and make effective the Transactions, (b) obtain from any Governmental Authorities any consents, licenses, Permits, waivers, approvals, authorizations or Orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority required to be made in connection with this Agreement, the Ancillary Agreements and the consummation of the Transactions, and (c) make all necessary filings, notices and other required submissions, with respect to this Agreement and the Ancillary Agreements, that are necessary, proper or advisable under applicable Law or otherwise are reasonably required to obtain the Company Approvals and to comply with applicable Law. Each of the Company Approvals shall be in writing and in form and substance reasonably satisfactory to Buyer, and executed counterparts of such Company Approvals shall be delivered to Buyer promptly after receipt thereof, and copies of such notices shall be delivered to Buyer promptly after the making thereof. Notwithstanding anything herein to the contrary, none of Buyer or its Affiliates shall be required to pay any amounts in connection with obtaining any Company Approvals or to provide any guarantees of the obligations of any Acquired Company or any Seller.

6.2 Press Release and Announcements. Unless required by Law, no Seller shall issue any press releases, announcements or other releases of information related to this Agreement or the Transactions without the prior consent of Buyer; provided, however, that Sellers may disclose the terms and conditions or the existence of this Agreement to such Seller’s legal and financial advisors so long as such Persons are instructed to (and have an obligation to) hold all such information in confidence.

6.3 Payoff Amounts; Payoff Letters. It is contemplated by the Parties and Section 2.3 that all Indebtedness of the Acquired Companies set forth on Schedule 6.3 (the “Repaid Indebtedness”) will be fully repaid, and such repayment will be funded with a portion of the amounts payable by Buyer hereunder. In order to facilitate such repayment, no less than three (3) Business Days prior to the Closing, the Acquired Companies obtained payoff letters for the Repaid Indebtedness (the “Payoff Letters”), which Payoff Letters are in a form reasonably satisfactory to Buyer and include: (a) the balance required to pay off all obligations arising in connection with such Repaid Indebtedness in whole as of the Closing (including outstanding principal, all accrued and unpaid interest, the per-diem interest amount and any and all prepayment penalties (such amount through and including the Closing Date, the “Payoff Amounts”)); (b) a statement from each secured creditor that upon payment of the applicable Payoff Amount, any Liens relating to the assets or properties of the Acquired Companies shall immediately be released; and (c) wiring instructions for the payment of the Payoff Amounts. At the Closing, Buyer shall make, or cause to be made, the payments referenced in such Payoff Letters in order to discharge the Repaid Indebtedness covered thereby in accordance with Section 2.3.

6.4 Release. Effective as of the Closing, each Seller, individually and on behalf of such Person’s Affiliates, equityholders, representatives, officers, directors, employees, heirs, successors and assigns (collectively, the “Releasing Parties”), irrevocably and unconditionally waives, releases, remises and discharges each of Buyer and the Acquired Companies, and, as applicable, each of their respective past, present or future equityholders, affiliates, representatives, officers, directors, employees, heirs, successors and assigns (collectively, the “Released Parties”) from any and all Actions that the Releasing Party may currently have or may have in the future, whether known or unknown, whether concealed or hidden, whether disclosed or undisclosed, whether contingent or absolute, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether foreseen or unforeseen, whether anticipated or unanticipated, whether suspected or unsuspected and whether arising by operation of Law or otherwise, arising prior to, on or after the Closing, including the rights of the Releasing Parties to indemnification, exculpation, expense advancement and all other rights under applicable Laws, the Acquired Companies’ Governing Documents in existence as of the Closing or under any indemnification agreement with the Acquired Companies or any insurance plan maintained by the Acquired Companies (so long as the facts, circumstances, actions, omissions and/or events giving rise to such Action (i) occurred on or prior to the Closing or (ii) occurred after the Closing but were substantially similar to, or were a continuation of, facts, circumstances, actions, omissions and/or events that occurred on or prior to the Closing) (the “Released Claims”); provided, however, that the foregoing shall not release, impair or diminish, and Released Claims shall not include the rights of the Releasing Parties under this Agreement or any of the Ancillary Agreements. Each Seller, individually and on behalf of each Releasing Party, (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Action, which is or which purports to be released or discharged by this Section 6.4 and (ii) acknowledges that the Releasing Parties may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Released Claims, and it hereby expressly agrees that, as of the Closing, each of the Releasing Parties shall have waived and fully, finally and forever settled and released any and all Released Claims, without regard to the subsequent discovery or existence of such different or additional facts. Without limitation of the foregoing, each Seller (on behalf of the Releasing Parties) hereby waives the application of any provision of law, including California Civil Code Section 1542, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Each Seller agrees not to, and agrees to cause his or its respective affiliates not to, whether in his or its own capacity, as successor, by reason of assignment or otherwise, assert, commence, join in, or assist or encourage any third party in asserting, any Action against any Released Party with respect to a Released Claim and waives any rights he or it may have under any law which provides that a general release does not extend to claims which the Releasing Party does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected his or its settlement thereof. Each Seller (individually and on behalf of the Releasing Parties) hereby acknowledges and agrees that if a Releasing Party should hereafter make any claim or demand or commence or threaten to commence any Action against any Released Party with respect to any Released Claim, this Section 6.4 may be raised as a complete bar to any such Action, and the applicable Released Party may recover from such Releasing Party all damages incurred in connection with such Action, including attorneys’ fees.

6.5 Confidentiality. No Seller shall, and shall not permit his or its respective Affiliates, trustees, advisors, representatives and agents to, disclose the terms and provisions of this Agreement without the prior written consent of Buyer. Each Seller shall treat and hold as confidential any Confidential Information relating to the Business or the affairs of the Acquired Companies and refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in such Person’s possession or under its control; provided that (a) each Seller may disclose the Confidential Information to the extent necessary to complete federal, state or local personal income Tax Returns or as required by law and (b) any Seller that becomes an employee or other service provider to Buyer or any of its Affiliates may use Confidential Information relating to the Business or the affairs of the Acquired Companies within the legitimate scope of such employment or services. Each Seller is hereby notified that under the Defend Trade Secrets Act: (i) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

6.6 Representative.

(a) Each Seller hereby authorizes, directs and appoints Jared Deith to act as the Representative and to serve as the sole and exclusive agent, attorney-in-fact and representative of Sellers and authorizes and directs the Representative to (i) take any and all actions (including, without limitation, executing and delivering any documents, incurring any costs and expenses on behalf of Sellers and making any and all determinations) which may be required or permitted by this Agreement to be taken by Sellers, (ii) exercise such other rights, power and authority, as are authorized, delegated and granted to the Representative pursuant to this Agreement or the Escrow Agreement, and (iii) exercise such rights, power and authority as are incidental to the foregoing. Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of Sellers, except as provided herein, in the Escrow Agreement and in any documents contemplated hereby and thereby. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Representative shall be absolutely and irrevocably binding on each Seller, and such Seller’s successors, as if such holder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such holder’s capacity, and all defenses which may be available to any Seller to contest, negate or disaffirm the action of the Representative taken in good faith under this Agreement or the documents and agreements delivered in connection herewith are waived. The powers, immunities and rights to indemnification granted to the Representative Group (as defined below) hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Seller and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Seller of the whole or any fraction of his or its interest in the Escrow Funds.

(b) Each Seller agrees that neither the Representative nor its members, managers, directors, officers, contractors, agents and employees (collectively, the “Representative Group”), shall be liable for any actions taken or omitted to be taken under or in connection with this Agreement, the Escrow Agreement or any Representative engagement agreement, or the transactions contemplated hereby or thereby, except for such actions taken or omitted to be taken resulting from the Representative’s willful misconduct. Furthermore, each Seller shall indemnify, defend and hold harmless, severally (and not jointly), pro rata based upon such Seller’s Pro Rata Share, from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses of other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, “Representative Expenses”) paid or incurred by the Representative in connection with the performance of its obligations as the Representative, including in the defense of any indemnification claim brought against Sellers under Article IX. The payment of such expenses shall first be made by the Representative out of the Reserve Amount, and thereafter the Representative shall have the right to demand payment with respect to such expenses from each Seller severally (and not jointly), pro rata based upon each such Seller’s Pro Rata Share.

(c) The Reserve Amount shall be held by the Representative as agent and for the benefit of Sellers in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Representative for any Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Representative engagement letter agreement, or (ii) as otherwise determined by the Representative Group. The Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Reserve Amount other than as a result of its gross negligence or willful misconduct. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Reserve Amount, and has no tax reporting or income distribution obligations hereunder.

(d) The Parties agree that Buyer and its Affiliates, including, following the Closing, the Acquired Companies, shall be entitled to rely on any action taken by the Representative, on behalf of each Seller, pursuant to this Section 6.6 (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Sellers agree to pay, based on their respective Pro Rata Share, and to indemnify and hold harmless, based on each Seller’s Pro Rata Share, the Buyer Indemnified Parties from and against any Losses which they may suffer, sustain, or become subject to, as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, any Seller. Buyer and its Affiliates, including, following the Closing, the Acquired Companies, agree that the Representative is entitled to enforce the post-Closing obligations of Buyer and its Affiliates, including, following the Closing, the Acquired Companies, under this Agreement on behalf of the Sellers.

(e) The Representative shall be entitled to: (i) rely upon the Closing Statement, (ii) rely upon any signature believed by it to be genuine and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Seller or other party. The Representative may resign at any time following the Closing Date, and may be removed or replaced by the vote of Sellers holding a majority of the Pro Rata Share, in each case upon five (5) days’ prior written notice to Buyer. The immunities and rights to indemnification shall survive the resignation or removal of the Representative and the Closing.

6.7 Appraisal Rights; BMP Written Consent. Effective as of immediately following the execution of this Agreement but immediately prior to the Closing, the BMP Sellers shall deliver to Buyer the BMP Written Consent executed by the BMP Sellers in accordance with the DGCL and the BMP Governing Documents. In the event that the BMP Written Consent is not provided to Buyer immediately following the execution of this Agreement, Buyer may immediately terminate this Agreement with no further liability to Buyer, the Company, the Sellers or any of their Affiliates.

6.8 Employee Matters.

(a) Following the Closing, the employees of the Acquired Companies who remain in the employment of Buyer or its Affiliates, including the Acquired Companies (the “Continuing Employees”), shall receive during their continued employment employee benefits that are substantially comparable in the aggregate to either (i) the employee benefits provided to such Continuing Employees by the Acquired Companies immediately prior to the Closing, or (ii) the employee benefits provided to similarly situated employees (but subject to Section 6.08(b)) of Buyer and its Affiliates.

(b) Effective immediately after the Closing and thereafter, Buyer shall provide, or shall cause the Acquired Companies to provide, that periods of employment with the Acquired Companies shall be taken into account (i) for purposes of vesting, eligibility and benefit accruals under Buyer’s defined benefit pension plan, (ii) for purposes of eligibility and benefit accruals for vacation and sick leave (or paid-time off) under Buyer’s vacation and sick leave (or paid time-off) programs, (iii) for purposes of eligibility to participate in any health or welfare plan maintained by Buyer and eligibility and vesting service under and Buyer’s 401(k) plan, and (iv) for benefit accrual purposes under Buyer’s severance plan (in the case of each of clauses (i), (ii), (iii) and (iv), solely to the extent that (A) if a Company Benefit Plan is analogous to a plan described above, such periods of employment are taken into account under the analogous Company Benefit Plan before the Closing (as reflected in the records of the applicable Company Benefit Plan)) and (B) Buyer makes such plan or program available to employees of the Continuing Employees, and not in any case where credit would result in duplication of benefits.

(c) With respect to any welfare plan maintained by Buyer in which Continuing Employees are eligible to participate after the Closing, Buyer shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Acquired Companies prior to the Closing and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing, for the current calendar year, in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan. For the avoidance of doubt, Buyer shall not be required to take any action to the extent Buyer determines that such action could make a Continuing Employee (or eligible dependent) ineligible for a benefit (for example, if credit for past contributions would make the Continuing Employee ineligible for health savings account contributions from Buyer).

(d) Nothing contained in this Section 6.8 (whether express or implied) shall (i) create or confer any rights, remedies or claims upon any employee of the Acquired Companies or any right of employment, engagement or service or continued employment, engagement or service or any particular term or condition of employment, engagement or service for any employee of the Acquired Companies or any other Person, (ii) be considered or deemed to establish, amend, or modify any Company Benefits Plan or any other benefit or compensation plan, program, policy, agreement, arrangement, or Contract, (iii) prohibit or limit the ability of Buyer or any of its Affiliates (including, following the Closing, the Acquired Companies or any of their respective Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement, or Contract at any time assumed, established, sponsored or maintained by any of them or (iv) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the Parties.

6.9 KORE Rule 144 Obligations; Piggyback Registration Rights.

(a) For so long as the shares of KORE Stock issued pursuant to the terms of this Agreement constitute “restricted securities” within the meaning of Rule 144 under the Securities Act, KORE shall use commercially reasonable efforts to assist the BMP Sellers in the removal of legends in connection with resales or other distributions of KORE Stock, including commercially reasonable efforts in obtaining an opinion of counsel supporting legend removal in connection with any such resales or other distributions, to the extent that the shares of KORE Stock issued pursuant to the terms of this Agreement are (a) transferable pursuant to Rule 144 under the Securities Act or (b) transferable under another applicable exemption under applicable Law. In addition, with a view to making available to the BMP Sellers the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit a BMP Seller to sell shares of KORE Stock issued pursuant to this Agreement to the public without registration, KORE shall use commercially reasonable efforts to (i) make and keep available adequate current public information, as those terms are defined in Rule 144 under the Securities Act, and (ii) file with the SEC in a timely manner all reports and other documents required to be filed by KORE under the Exchange Act.

(b) If KORE proposes to register (including for this purpose a registration effected by KORE for stockholders other than the BMP Sellers) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), KORE shall, at such time, promptly give each BMP Seller notice of such registration. Upon the request of each BMP Seller given within five (5) days after such notice is given by KORE, KORE shall, subject to the provisions of Section 6.9(c), cause to be registered all of the KORE Stock that each such BMP Seller has requested to be included in such registration. KORE shall have the right to terminate or withdraw any registration initiated by it under this Section 6.9(b) before the effective date of such registration, whether or not any BMP Seller has elected to include KORE Stock in such registration. No BMP Seller shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Section 6.9(b) as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 6.9(b).

(c) In connection with any offering involving an underwriting of shares of KORE’s capital stock pursuant to Section 6.9(b), KORE shall not be required to include any of the BMP Sellers’ KORE Stock in such underwriting unless the BMP Sellers accept the terms of the underwriting as agreed upon between KORE and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by KORE. If the total number of securities, including KORE Stock, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by KORE) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then KORE shall be required to include in the offering only that number of such securities, including KORE Stock, which the underwriters and KORE in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the KORE Stock requested to be registered can be included in such offering, then the KORE Stock that is included in such offering shall be allocated among the selling BMP Sellers in proportion (as nearly as practicable to) the number of shares of KORE Stock owned by each selling BMP Seller or in such other proportions as shall mutually be agreed to by all such selling BMP Sellers.

(d) All expenses incurred in connection with registrations, filings, or qualifications pursuant to Section 6.9(b), including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for KORE shall be borne and paid by the Company; provided that the BMP; provided, however, that all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of KORE Stock and fees and disbursements of counsel for any BMP Seller shall be borne by the BMP Sellers.

(e) The right of any BMP Seller to request registration or inclusion of KORE Stock in any registration pursuant to Section 6.9 shall terminate upon such time as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such BMP Seller’s shares of KORE Stock without limitation.

ARTICLE VII

TAX MATTERS

7.1 Tax Matters.

(a) Tax Return Filings. The Representative, at the Sellers’ expense, shall prepare and file (or cause to be prepared and filed) all Tax Returns of BMP and Simon for any taxable period ending on or before the Closing Date that are first due (taking into account all valid extensions properly obtained) after the Closing Date to the extent that items of income, gain, loss, deduction and credit flow-through to the Sellers (the “Pre-Closing Flow-Through Tax Returns”), and the Sellers shall timely and properly pay all Taxes due and payable with respect to each Pre-Closing Flow-Through Tax Return. Each Pre-Closing Flow-Through Tax Return shall be prepared in accordance with applicable Laws, this Agreement and, to the extent not inconsistent with applicable Laws, the past practices of BMP and/or Simon (as applicable). With respect to BMP, BMP will file its final “S Short Year” Tax Returns as an S corporation for the taxable period ended on the Closing Date and will include the operations of BMP through and including the Closing Date (the “BMP Final Tax Returns”). The Simon final partnership income Tax Return on IRS Form 1065 will include the operations of Simon through and including the Closing Date. The Representative will provide to the Buyer each Pre-Closing Flow-Through Tax Return, together with such additional information regarding such Pre-Closing Flow-Through Tax Return as may be requested by the Buyer, for review and comment at least 30 days prior to the filing of such Pre-Closing Flow-Through Tax Return (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date). The Representative shall consider in good faith any comments to such Pre-Closing Flow-Through Tax Returns that are requested reasonably in advance of the due date for filing thereof by the Buyer. Buyer will prepare and timely file (or cause to be prepared and timely filed) pursuant to this Section 7.1(a) all other Tax Returns of each Acquired Company for (i) any Tax period ending on or before the Closing Date that are first due (taking into account all valid extensions properly obtained) after the Closing Date (each a “Pre-Closing Tax Return”) and (ii) all Straddle Periods (each a “Straddle Period Return”). All Pre-Closing Tax Returns and Straddle Period Returns shall be prepared in accordance with applicable Laws, this Agreement and, to the extent not inconsistent with applicable Laws, the past practices of the Acquired Companies. Sellers shall advance to Buyer any Taxes reflected on any Pre-Closing Tax Return and their respective portion of any Taxes reflected on any Straddle Period Return (determined in accordance with Section 7.1(b) with respect to any Straddle Period Return) at least three (3) Business Days prior to the due date of such Tax Return in each case only to the extent the amount of such Taxes has not already been included in the calculation of “Indebtedness”, “Transaction Expenses” or “Current Liabilities” (as finally determined). With respect to the Tax treatment of Reported

Deferred Revenue on the Parties respective income Tax Returns, BMP has elected or will elect beginning with its 2021 U.S. federal income tax return to defer prepaid revenue that it receives in cash or that it invoices and includes in accounts receivable in accordance with Code Section 451(c) and Treasury Regulations Section 1.451-8(c). On or prior to the Closing Date, BMP agrees that it will only include deferred revenue in income on its applicable financial statements to the extent that obligations on such deferred revenue have been fulfilled with the respective customers; accordingly, none of the balance of Reported Deferred Revenue included in Net Working Capital as of the Closing Date will have been included as revenue by BMP in its financial statements for any period ending on or prior to the Closing Date. Pursuant to Treasury Regulation Section 1.451-8(c)(6), based on BMP’s reporting of deferred revenue income as described in the preceding sentence, and assuming the Closing Date occurs on or before March 31, 2022, the Parties will apply the “Short Taxable Year Rule” to the BMP deferred revenue balance existing on December 31, 2021, as adjusted upwards or downwards through the Closing Date, resulting in (i) BMP including in taxable income in its short period 2022 federal and applicable state income Tax Returns, the amount of revenue earned due to BMP’s servicing of deferred revenue customers during 2022 on or prior to the Closing Date (and with BMP deducting on such Tax Returns all related costs and expenses incurred in servicing such customers on or before the Closing Date), and (ii) Merger Sub II including in its taxable income after the Closing Date the amount of Reported Deferred Revenue included in Net Working Capital on the Closing Date (and Merger Sub II deducting all related expenses incurred in servicing such customers after the Closing Date). Notwithstanding any other provision of this Agreement addressing prepaid income or deferred revenue, the Parties agree to the Tax reporting of deferred revenue as described in this Section 7.1(a) and will not take an inconsistent position on any Tax Returns.

(b) Straddle Period Determinations. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Acquired Companies for the portion of the Straddle Period ending on and including the Closing Date that are based on or measured by income, gross or net sales, payroll or payments or receipts shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Acquired Company holds a beneficial interest will be deemed to terminate at such time), and the amount of other Taxes of the Acquired Companies for the portion of the Straddle Period ending on and including the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Transfer Taxes. Sellers (on a several and not joint basis, in accordance with each Seller’s Pro Rata Share) and Buyer, shall equally share the liability for and pay all transfer, (direct or indirect) documentary, registration, sales, use and similar Taxes incurred in connection with and as a result of the transfer of the Acquired Securities, exclusive of any Taxes that are based on net income, together with any related fee, penalties, interest and additions to such Taxes (“Transfer Taxes”). Buyer and the Representative shall cooperate in timely preparing and filing all Tax Returns as may be required to comply with the provisions of such Tax Laws. In the event that Buyer or any of their Affiliates is required by applicable Laws to file any Tax Return in respect of any such Taxes, Buyer or its Affiliates shall prepare and file such Tax Return and Sellers, on a several and not joint basis, in accordance with each Seller’s Pro Rata Share, shall advance their fifty percent (50%) portion of the amount due with respect to such Tax Return to Buyer no less than three (3) Business Days prior to the due date for filing thereof. The Parties agree to use commercially reasonable efforts to file with or obtain from any Governmental Authority any certificates or other documents as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d) Tax Deductions. The Parties agree that, to the extent permitted by applicable Law at a “more likely than not” or higher level of confidence, any deductions (that are deductible at a “more likely than not” or higher level of confidence) of any Acquired Company attributable to (i) any Transaction Expenses, (ii) any similar expenses of an Acquired Company, and any bonuses or other compensation, paid or accrued by an Acquired Company on or before the Closing Date, or paid promptly after the Closing Date in accordance with typical payroll practices, or paid by Buyer on behalf of an Acquired Company, (iii) any deductible payments included as a liability in Indebtedness as finally determined, and (iv) any expenses of an Acquired Company included as a liability in Net Working Capital as finally determined, shall, to the extent in all such cases that any such deductions described in the preceding clauses (i) through (iv) were paid directly by an Acquired Company or Sellers on or prior to the Closing Date or funded indirectly by an Acquired Company or Sellers as a reduction to the Final Purchase Price as finally determined, be allocated as applicable to the Pre-Closing Tax Period and Buyer shall, and shall cause its Affiliates, including an Acquired Company on or after the Closing Date, to not take any inconsistent position on any Tax Return unless otherwise required by applicable Law. If the Parties are unable to agree on whether such allocation is required by applicable Law at a “more likely than not” or higher level of confidence, they shall resolve any disagreement using procedures similar to those set forth in Section 2.3(d). Each Acquired Company, as applicable, will adopt the seventy percent (70%) safe-harbor (and to include the applicable election statements) with respect to any Transaction Expenses that are “success-based” fees under Section 4 of Revenue Procedure 2011-29 on any Tax Return that includes the Closing Date. In addition, any increase in the adjusted tax basis of any owner of BMP as a result of the pass-through of tax-exempt income recognized in a Pre-Closing Tax Period upon the discharge or deemed discharge of any PPP Loan shall be reflected on the BMP Final Tax Returns to the extent permitted under applicable Law at a “more likely than not” or higher level of confidence.

(e) Tax Refunds and Credits. All refunds of Taxes or Tax credits (including refunds of Taxes credited or offset against income, payroll or other Taxes otherwise payable) attributable to an Acquired Company for any Pre-Closing Tax Period (net of reasonable costs and expenses paid to third parties and additional Taxes incurred in obtaining such refunds and credits) that are received after the Closing Date shall be paid to the Representative (on behalf of the Sellers) within fifteen (15) days after receipt or entitlement thereto, provided, however, that Sellers shall only be entitled to such refunds if and to the extent the Taxes related to any such amounts to be refunded were paid by (a) Sellers, or (b) an Acquired Company in a Pre-Closing Tax Period, or to the extent the amount thereof was included in Current Liabilities, Transaction Expenses or Indebtedness, as finally determined. Notwithstanding anything in this Section 7.1(e) to the contrary, in the event a Governmental Authority reclaims any refund or credit, the Representative shall promptly repay such amounts, including any applicable interest and penalties, to Buyer within fifteen (15) days after demand therefor.

(f) Post-Closing Actions. Following the Closing, none of Buyer, an Acquired Company or any of their Affiliates shall be entitled to indemnification pursuant to Section 9.1 as a result of such party: (i) amending any Tax Return or claiming any refund of Taxes to the extent that such Tax Return or refund claim relates to any Pre-Closing Tax Period, unless such amendment or claim is required by applicable Law; (ii) making or changing any Tax election or Tax accounting method with respect to or that has retroactive effect to any Pre-Closing Tax Period unless required by applicable Law; or (iii) initiating or participating in any voluntary disclosure procedure (or other similar procedure with any Governmental Authority reasonably expected to have a similar effect) with any Governmental Authority with respect to any Pre-Closing Tax Period, in each case in clauses (i) to (iii) above, unless the Representative consents to such action, which consent may be withheld in the sole and absolute discretion of the Representative. For the avoidance of doubt, this Section 7.1(f) will not limit any Merger Sub II post-closing Tax filings. Before taking a position that “applicable Law” applies to any filing of items included in clauses (i) and (ii) of this Section 7.1(f) or before filing any Tax Returns in any state where BMP does not currently file such Tax returns or paying or collecting any Tax, for any Tax period or portion thereof ending on or before the Closing Date, Buyer will consult with Representative as to the possibility of filing a voluntary disclosure agreement with any such states to limit prior year exposures. The Parties shall resolve any disagreement under this Section 7.1(f) using procedures similar to those set forth in Section 2.3(d). In the event Buyer files or submits, or causes Merger Sub II or an Acquired Company or any of their Affiliates to file or submit, any Tax Return, or pay or collect any Tax, for any Tax period or portion beginning after the Closing Date in a jurisdiction in which an Acquired Company has not previously filed a Tax Return (or the type of Tax Return), or paid or collected a Tax (or the type of Tax), and the filing of such Tax Return or payment or collection of such Tax causes, in whole or in part, the applicable Governmental Authority to audit, examine or otherwise investigate any Acquired Company with respect to any Pre-Closing Tax Period or otherwise results in the assessment or imposition of any Taxes with respect to any Pre-Closing Tax Period, nothing in this Agreement shall be construed to excuse or limit any obligation of the Sellers to provide indemnification with respect to any Taxes or other Losses with respect thereto.

(g) Closing Date Transactions. Buyer shall not permit any Acquired Company to engage in any transactions outside the ordinary course of business on the Closing Date after the Closing and Effective Time (other than any action expressly permitted hereunder) if such action would cause the Sellers or their Affiliates to have any material additional liability for income Tax on a Pre-Closing Flow-Through Tax Return, including any entity classification election on IRS Form 8832 or any election pursuant to Sections 336(e) or 338 of the Code.

(h) Cooperation. Each Party will, with respect to the Acquired Companies, (i) cooperate in all reasonable respects with respect to Tax matters and (ii) provide each other, at the requesting Party’s cost, with such information as is reasonably requested and within the reasonable control of such Party, to enable the requesting Party to complete and file all Tax Returns it may be required to file (or cause to be filed), to respond to Tax audits, inquiries or other Tax proceedings (other than any proceeding between the Parties), including any Tax Contest, and to otherwise satisfy Tax requirements.

(i) Tax Contests. Buyer shall notify the Representative upon receipt by it (or by the Acquired Companies) of written notice from any Governmental Authority of the commencement of any examination or audit with respect to Taxes of the Acquired Companies for which Sellers are reasonably likely to incur an indemnification obligation under Article IX (each, a “Tax Contest”); provided that any failure to provide such notification shall not affect Sellers’ liability under Article IX unless (and only to the extent that) Sellers are actually and materially prejudiced thereby. The Representative may, at the Sellers’ sole cost and expense, participate in and, upon written notice to Buyer, assume the defense of any such Tax Contest that relates solely to any Pre-Closing Tax Period, and the Representative provides Buyer with written notice of its intent to control such Tax Contest within ten (10) days of receipt of Buyer’s notice of such Tax Contest. If the Representative assumes such defense, then the Representative will have the authority, with respect to any Tax Contest, to represent the interests of the Acquired Company subject to the Tax Contest, at the sole cost and expense of the Sellers, before the relevant Governmental Authority and the Representative will have the right to control the defense, compromise or other resolution of any such Tax Contest, subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Contest. Buyer will have the right (but not the duty) to participate in the defense of such Tax Contest and to employ counsel, solely at its own expense, separate from the counsel employed by the Representative. The Representative will not enter into any settlement of or otherwise compromise any such Tax Contest without the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed. The Representative will keep Buyer reasonably informed with respect to the commencement, status and nature of any such Tax Contest and will, in good faith, allow Buyer to consult with the Representative regarding the conduct of or positions taken in any such proceeding. For all Tax Contests other than those controlled by the Representative, (a) Buyer will keep the Representative reasonably informed with respect to the commencement, status and nature of any such Tax Contest and will, in good faith, allow the Representative to consult with Buyer regarding the conduct of or positions taken in any such proceeding and (b) Buyer will not (and will cause its Affiliates including, after the Closing Date, the Acquired Companies to not) enter into any settlement of or otherwise compromise any such Tax Contest without the prior written consent of the Representative, which consent will not be unreasonably withheld, conditioned or delayed.

(j) Tax Sharing Agreements. All Tax sharing agreements, Tax allocation agreements, Tax indemnity obligations, and similar agreements, arrangements, understandings, and practices with respect to Taxes to which an Acquired Company is a party or bound (other than any customary contract or agreement, in each case entered into in the ordinary course of business, not primarily related to Taxes), and all powers of attorney with respect to Taxes relating to an Acquired Company, shall be terminated no later than the Closing Date and, after the Closing Date, no Acquired Company shall be bound thereby or have any Liability thereunder.

(k) Partnership Audit Rules. With respect to any taxable period ending on or prior to the Closing Date in which Sections 6221 through 6241 of the Code, as amended by the U.S. Bipartisan Budget Act of 2015, apply to Simon, and notwithstanding anything herein to the contrary, the applicable Sellers shall, if requested by the Buyer in its sole discretion, (i) cause Simon to make the election under Section 6226(a) of the Code with respect to the alternative to payment of imputed underpayment by Simon and (ii) take any other action such as filings, disclosures and notifications reasonably necessary to effectuate such election.

(l) Section 754 Election. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that Simon shall make an election pursuant to Section 754 of the Code (and any comparable election applicable to Simon under state, local and other Law) for the taxable year that includes the Closing Date.

(m) Tax Treatment. For income Tax purposes, the Parties acknowledge and agree that: (i) the Mergers are intended be treated as a single integrated transaction pursuant to Revenue Ruling 2001-46, 2001-2 C.B. 321 and to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Simon Acquisition is intended to be treated a transaction governed by IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2) and, pursuant to such intended tax treatment, (A) the Simon Sellers will be treated as selling all of their Simon Securities to Buyer in a taxable sale of partnership interests, and (B) with respect to Buyer, (I) Simon shall be deemed to make a liquidating distribution of its assets to the Simon Sellers and (II) Buyer shall be deemed to acquire, by purchase, all such assets of Simon. Further, this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations for both the First Merger and the Second Merger. Each of the Parties shall report the transactions described in this Section 7.1(m) on its income Tax Returns consistent with such intended tax treatment, shall not take any position (whether in connection with audits, tax returns or otherwise) that is inconsistent with this Section 7.1(m) and shall not take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Mergers as a reorganization under Section 368(a) of the Code, except as may be required pursuant to applicable Laws. Each of the Parties hereto shall use commercially reasonable efforts to obtain customary tax representation letters from the management of KORE and BMP reasonably satisfactory to Fox Rothschild LLP and Morris, Manning & Martin, LLP on or before the date of this Agreement. Each of the Parties hereto shall use commercially reasonable efforts not to, and not permit any Affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the tax representation letters described in this Section 7.1(m).

7.2 Purchase Price Allocation. Buyer and the Representative shall allocate the Simon Consideration and the applicable liabilities of Simon (plus other relevant items) among the assets of Simon for income Tax purposes in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, or local law) and the principles set forth in Schedule 7.2 (the “Purchase Price Allocation Principles”). As soon as reasonably practicable following the final determination of the Simon Consideration hereunder, Buyer shall prepare a proposed final Simon Securities purchase price allocation (the “Simon Purchase Price Allocation”) in accordance with the Purchase Price Allocation Principles, and shall permit the Representative to review the Simon Purchase Price Allocation and shall consider in good faith any reasonable comments thereto that are promptly delivered by the Representative to Buyer. If the Parties are unable to agree on whether such allocation is in accordance with the foregoing, they shall resolve any disagreement using procedures similar to those set forth in Section 2.3(d). The Simon Purchase Price Allocation shall thereafter be final and binding upon the Parties, and the Parties hereto, as applicable, shall file, or cause to be filed, all Tax Returns (including amended Tax Returns, claims for refund and information reports) in a manner consistent with the Simon Purchase Price Allocation as finally determined in accordance with this Schedule 7.2. In the event of any subsequent adjustment to the Simon Consideration (or other relevant item for income Tax purposes), the Parties shall report such adjustment in a manner consistent with the Simon Purchase Price Allocation.

ARTICLE VIII

CLOSING DELIVERIES

8.1 Deliverables of Sellers. At or before the Closing, Sellers and the Acquired Companies shall execute (as applicable) and deliver, or cause to be executed (as applicable) and delivered, to Buyer (or other Persons where indicated) the following:

(a) Escrow Agreement. The Escrow Agreement, dated as of the Closing Date and executed by the Representative and the Escrow Agent.

(b) Officer’s Certificate. A certificate, dated as of the Closing Date and duly executed by an authorized officer of each Acquired Company, certifying (i) the Governing Documents of each Acquired Company, (ii) the resolutions adopted by the Sellers and the director or managers of the each Acquired Company approving the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the Transactions and (iii) the incumbency of the officers and managers of each Acquired Company, in form and substance satisfactory to Buyer.

(c) Seller Party Restrictive Covenant Agreements. Restrictive Covenant Agreements, in substantially the form attached hereto as Exhibit C, duly executed by each Acquired Company and each of Seller (the “Restrictive Covenant Agreements”).

(d) Closing Statement. The Closing Statement and Estimated Closing Balance Sheet, which shall have been delivered at least three (3) Business Days prior to Closing.

(e) Good Standing Certificates. Certificates of the appropriate officials of each jurisdiction where an Acquired Company is, or is required to be, qualified to do business stating that such Acquired Company is in good standing and qualified to do business in such jurisdiction, certified on a date not greater than five (5) Business Days prior to the Closing Date.

(f) Resignations. Resignations and releases, duly executed by each of the directors, managers, officers or managing members of each Acquired Company.

(g) FIRPTA Certificate. A properly completed and duly executed IRS Form W-9 from each Seller pursuant to Treasury Regulations Section 1.1445-2(b)(2)(v) and providing certification of non-foreign status for purposes of Treasury Regulations Section 1.1445-2(b)(2)(i).

(h) Assignment of Simon Securities. An assignment, duly executed by each Simon Seller in favor of Buyer with respect to the transfer and sale of the Simon Securities.

(i) FTS Agreement. An agreement, in the form attached hereto as Exhibit D, duly executed by Forward Thinking Systems LLC and BMP (the “FTS Agreement”).

(j) Ancillary Agreements. Each Acquired Company shall have delivered to Buyer such other Ancillary Agreements as may be reasonably required by Buyer to consummate the Transactions.

8.2 Deliverables of Buyer. At or before the Closing, Buyer or KORE shall execute (as applicable) and deliver, or cause to be executed (as applicable) and delivered, to Sellers (or other Persons where indicated) the following:

(a) Escrow Agreement. The Escrow Agreement, dated as of the Closing Date and executed by Buyer.

(b) Restrictive Covenant Agreements. The Restrictive Covenant Agreements, duly executed by Buyer.

(c) KORE Stock Issuance. KORE shall issue the First Merger Equity Consideration to the applicable BMP Sellers as set forth in the Closing Statement.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by Sellers.

(a) Subject to the terms and conditions of this Article IX, from and after the Closing, Sellers, on a several and not joint basis in accordance with each Seller’s Pro Rata Share, agree to indemnify, defend and hold harmless Buyer and Buyer’s Affiliates (including the Acquired Companies from and after the Closing), and each of their respective Affiliates, equityholders, partners, directors, managers, officers, employees, advisors, agents, representatives, successors and assigns (each, a “Buyer Indemnified Party”) from and against any and all Losses suffered, incurred or sustained by, or imposed upon, the Buyer Indemnified Parties resulting from, related to or arising out of:

(i) any breach of any representation and warranty made by the Acquired Companies in Article III of this Agreement or any Ancillary Agreement (other than the Excluded Agreements);

(ii) any breach or non-fulfillment of any covenant or agreement contained in (A) this Agreement or (B) any Ancillary Agreement (other than the Excluded Agreements) required to be performed by any Acquired Company at or prior to the Closing;

(iii) any Fraud by or on behalf of any Acquired Company;

(iv) any Indemnified Taxes;

(v) any Closing Indebtedness or Transaction Expenses, in each case, that are not paid in full as of the Closing, except to the extent such Indebtedness or Transaction Expenses are actually included in the calculation of the Final Purchase Price;

(vi) any actual or alleged errors, omissions or inaccuracies in the Closing Statement or Annex I; and

(vii) any Action asserted or initiated by any Person claiming to be an owner of any Equity Securities of any Acquired Company.

(b) Subject to the terms and conditions of this Article IX, from and after the Closing, each Seller, on a several and not joint basis, subject to Section 9.1(c), solely with respect to such Seller and no other Person, agrees to indemnify, defend and hold harmless each Buyer Indemnified Party from and against any and all Losses suffered, incurred or sustained by, or imposed upon, the Buyer Indemnified Parties resulting from, related to or arising out of: (i) any breach of any representations and warranties made by such Seller in Article IV of this Agreement or any Ancillary Agreement (other than the Excluded Agreements), (ii) any breach or non-fulfillment of any covenant or agreement contained in this Agreement or any Ancillary Agreement (other than the Excluded Agreements) required to be performed by such Seller or (iii) any Fraud by or on behalf of such Seller. For purposes of clarity, subject to Section 9.1(c), no Seller shall be required to indemnify any Buyer Indemnified Party against any Losses arising from any breach by the other Sellers.

(c) Notwithstanding anything to the contrary set forth in this Agreement, with respect to any claim for indemnification under Section 9.1(a), none of Sellers that are Simon Sellers, but not BMP Sellers, will have any liability for any such claim if such claim relates solely to BMP. In the event of such a claim related solely to BMP, the Pro Rata Share of each BMP Seller will be 50%, but only for this limited purpose. The Sellers shall indemnify the Buyer Indemnified Parties on a joint and several basis with respect to all Losses recovered by the Buyer Indemnified Parties from the Indemnity Escrow Funds; provided, that, the amount, if any, of the Indemnity Escrow Funds ultimately released to the Sellers will be proportionately adjusted to take into account the increased Pro Rata Share of Sellers for any Losses otherwise payable by such Seller which are satisfied from the Indemnity Escrow Funds.

9.2 Indemnification by Buyer. Subject to the terms and conditions of this Article IX, from and after the Closing, Buyer shall indemnify, defend and hold harmless Sellers and each of his or its Affiliates, equityholders, partners, directors, managers, officers, employees, advisors, agents, representatives, successors and assigns (each, a “Seller Indemnified Party”), from and against any and all Losses suffered, incurred or sustained by, or imposed upon, the Seller Indemnified Parties resulting from, related to or arising out of: (a) any breach of or inaccuracy in any representation or warranty of Buyer set forth in this Article V of this Agreement or any Ancillary Agreement (other than the Excluded Agreements); or (b) any breach of or non-fulfillment of any covenant or agreement contained in this Agreement or any Ancillary Agreement (other than the Excluded Agreements) required to be performed by Buyer or KORE.

9.3 Survival, Time for Claims. Subject to the terms and other provisions of this Agreement, all of the representations and warranties, covenants and agreements set forth in this Agreement and any Ancillary Agreement shall survive the Closing and the consummation of the Transactions and shall continue in full force and effect as further set forth in this Section 9.3. No Indemnified Party shall be entitled to indemnification for any Loss under this Article IX unless (i) Buyer, on behalf of the Buyer Indemnified Parties or (ii) the Representative, on behalf of the Seller Indemnified Parties, delivers a Claim Notice setting forth its claim for indemnification to the Representative (in the case of a Buyer Indemnified Party) or Buyer (in the case of a Seller Indemnified Party) on or prior to the Applicable Survival Date, in which case, such claims and any representations, warranties, covenants or agreements contemplated thereby shall survive the Applicable Survival Date until a final resolution thereof that is not subject to appeal and any Losses resulting from, related to or arising out of such claim shall be fully-recoverable.

(a) With respect to any representations and warranties set forth in this Agreement and any Ancillary Agreement, the term “Applicable Survival Date” shall be the date that is eighteen (18) months following the Closing Date; provided, that the “Applicable Survival Date” with respect to (i) the Fundamental Representations (excluding the representations and warranties of the Company set forth in Section 3.12 (Tax Matters)) shall be the date that is five (5) years following the Closing Date and (ii) the representations and warranties set forth in Section 3.12 (Tax Matters) shall be the date which is sixty (60) days following the expiration of all applicable statute of limitations related to the underlying subject matter of such representation or warranty (taking into account any extensions or waivers thereof).

(b) With respect to any covenants and agreements set forth in this Agreement and any Ancillary Agreement, the term “Applicable Survival Date” shall be one year following the date on which such covenant or agreement expressly terminates in accordance with its terms or if no such period is expressly contemplated, the date that is sixty (60) days following the expiration of all applicable statutes of limitations related to the underlying subject matter of such covenant or agreement (taking into account any extensions or waivers thereof).

(c) Notwithstanding anything in this Section 9.3 to the contrary, in the event that any breach of, inaccuracy in, or non-fulfillment of any representation, warranty, covenant or agreement by any Acquired Company, any Seller or Buyer constitutes Fraud, such representation, warranty, covenant or agreement shall survive the Closing and the consummation of the Transactions and shall continue in full force and effect without any limitation under this Section 9.3 and this Section 9.3 shall not apply to or limit any representation, warranty, covenant or agreement set forth in any Excluded Agreement.

9.4 Liability Limitations. The rights of the Indemnified Parties to indemnification pursuant to the provisions of Section 9.1 and Section 9.2 are subject to the following limitations:

(a) Deductible. The Buyer Indemnified Parties shall not be entitled to recover from Sellers under Section 9.1(a)(i) (other than with respect to the Fundamental Representations) unless and until the aggregate amount of all Losses incurred, paid or accrued by the Buyer Indemnified Parties, individually or in the aggregate, exceed $450,000 (the “Deductible”), at which point, subject to the other limitations set forth herein, the Buyer Indemnified Parties shall be entitled to indemnification for all Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to Losses arising from or as a result of (i) any action or inaction that constitutes Fraud or (ii) a breach of or inaccuracy in the Fundamental Representations, and any such Losses shall be recoverable from the first dollar.

(b) Seller Cap. The aggregate liability of Sellers for Losses under Section 9.1(a)(i) (other than with respect to Fundamental Representations) in respect of any breach of or inaccuracy in any representations and warranties shall not exceed $3,200,000 (the “General Cap”); provided, however, that the General Cap shall not apply to Losses arising from or as a result of (i) any action or inaction that constitutes Fraud or (ii) a breach of or inaccuracy in the Fundamental Representations. Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of Sellers for Losses under Section 9.1 shall not exceed an amount equal to the Overall Cap; provided, however, that the Overall Cap shall not apply to any action or inaction that constitutes Fraud.

(c) Buyer Cap. The aggregate liability of Buyer for Losses under Section 9.2 shall not exceed an amount equal to the Overall Cap.

9.5 Materiality. For purposes of determining whether there has been a breach of or inaccuracy in any representation or warranty set forth in this Agreement or any Ancillary Agreement, and in calculating the amount of any Losses with respect to any such breach or inaccuracy, the terms “substantial”, “material,” “materiality,” “material adverse effect,” “in all material respects” or words of similar import in such representation or warranty shall be disregarded.

9.6 Waiver of Contribution Rights. Each Seller, individually and on behalf of his or its Affiliates (other than the Company), and their successors, assigns, next of kin, representatives, administrators, executors, agents and any other Person claiming by, through, or under any of the foregoing (each, a “Related Party”): (a) expressly waives any rights of subrogation, offset, contribution, indemnification, advancement of expenses or other rights of recovery of such Seller or any Related Party, regardless of whether such right is pursuant to the Governing Documents of the Company, Contract, Law or otherwise, for any event that gives or may give rise to any indemnification obligation or other liability of such Seller or a Related Party under this Agreement, the Ancillary Agreements or in connection with the Transactions; and (b) agrees that neither any Seller nor any Related Party shall have a right of, hereby waives, and covenants and agrees not to (or attempt to) exercise or assert, any right of contribution or indemnification from, or right of subrogation against, any Buyer Indemnified Party in the event a Seller or a Related Party is required to take, or refrain from taking, any action, whether by the payment of money or otherwise, as a result of this Section 9.6.

9.7 Indemnification Claims Procedures.

(a) Third Party Claims.

(i) Any Person making a claim for indemnification under this Article IX (an “Indemnified Party”) with respect to any claim asserted by a third-party (a “Third Party Claim”) must give the indemnifying party (the “Indemnifying Party”), or, if the Indemnifying Parties are the Sellers, the Representative, written notice of such claim describing such claim and the nature and amount, or anticipated amount, of the Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”) within forty five (45) days after the Indemnified Party receives notice with respect to any Third Party Claim which may give rise to a claim for indemnification against the Indemnifying Party; provided, that the failure to notify or delay in notifying the Indemnifying Party or the Representative, as applicable, will not relieve the Indemnifying Party of its obligations under this Article IX, except and only to the extent the Indemnifying Party and the defense of such claim is actually and materially prejudiced as a result of such delay. Within thirty (30) days after receipt of a Claim Notice with respect to a Third Party Claim (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party may assume the defense of such matter by providing written notice of such assumption to the Indemnified Party or, if the Indemnified Party is the Seller Indemnified Parties, the Representative, (i) confirming that the Indemnifying Party shall be fully responsible (with no reservation of any rights) for all Losses relating to such claim for indemnification to the Indemnified Party with respect to such Third Party Claim, subject to the limitations set forth in this Article IX, and (ii) providing written assurances to the Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party, of the Indemnifying Party’s ability to defend such claim and that such indemnification will be paid fully and promptly if required; provided that (A) the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party and defend such Third Party Claim actively and diligently,

(B) the Indemnified Party may participate in (but not control) the defense of such claim, at its own expense, with co-counsel of its choice, and (C) without the prior written consent of the Indemnified Party, the Indemnifying Party may not permit a default or consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter if (x) such entry or settlement involves any finding or admission of any violation of Law or otherwise contains or requires any admission of guilt, fault or Liability of an Indemnified Party or any of its Affiliates, (y) does not cause each Indemnified Party to be fully and unconditionally released from all Liability with respect to such Third Party Claim, or (z) imposes any equitable remedies or non-monetary obligations on the Indemnified Party; provided, however, if a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer (which consent shall not be unreasonably conditioned, withheld or delayed) within ten (10) Business Days after its receipt of such notice, such Third Party Claim may continue to be contested or defended and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.

(ii) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of the defense of a Third Party Claim if such claim (i) seeks (in whole or in part) injunctive, equitable or other non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) has had or could reasonably be expected to have any material adverse effect on the business, assets, properties, condition (financial or otherwise), or results of operations of the Indemnified Party, (iv) involves any customer or supplier of the Acquired Companies, (v) is reasonably expected to result in Losses in excess of the Indemnified Party’s right to recover from the Indemnifying Party pursuant to this Article IX, or (vi) involves a claim in which the Indemnified Party has been advised by counsel that the Indemnifying Party has failed or is failing to actively and diligently prosecute or defend such Third Party Claim or an actual conflict of interest exists between the Indemnifying Party and the Indemnified Party.

(iii) If the Indemnifying Party is not entitled to assume control of the defense of a Third Party Claim or, within such thirty (30) day period, does not provide written notice to the Indemnified Party properly assuming the defense of such matter, the Indemnified Party shall have the right to control the defense of such Third Party Claim and may defend against the matter in any manner that it reasonably may deem appropriate with counsel of its own choice, at the cost and expense of the Indemnifying Party, and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the consent of the Indemnifying Party; provided, however, that if such consent is not obtained, such settlement shall not be dispositive of the amount of or existence of any indemnifiable Loss hereunder.

(iv) The parties hereto shall (A) use commercially reasonable efforts to cooperate with each other in connection with the defense, negotiation or settlement of any Third Party Claim, (B) make available witnesses in a timely manner to provide testimony through declarations, affidavits, depositions, or at hearing or trial and work with each other in preparation for such events consistent with deadlines dictated by the particular Third Party Claim, (C) preserve all documents and things required by litigation hold orders pending with respect to particular Third Party Claims, and (D) provide such documents and things to each other, consistent with deadlines dictated by a particular matter, as required by legal procedure or court order, or if reasonably requested by another party hereto; provided, that such cooperation referenced in the foregoing clauses (A) through (D) would not reasonably be expected to result in a waiver of any attorney-client, work product or other privilege.

(v) Notwithstanding anything herein to the contrary, this Section 9.8(a) shall not apply to any Tax Contest, and the notice and procedures related to any Tax Contest shall be governed by Section 7.1(i).

(b) Direct Claims. Any claim by an Indemnified Party on account of Losses that do not arise from a Third Party Claim or a Tax Contest (a “Direct Claim”) shall be promptly asserted in a Claim Notice and delivered to the Indemnifying Party or, in the case of the Sellers, the Representative prior to the expiration of the Applicable Survival Date; provided that the failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits rights or defenses by reason of such failure. Such Claim Notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. If the Indemnifying Party in good faith objects to any claim made in a Claim Notice, then the Indemnifying Party shall deliver a written notice (a “Claim Dispute Notice”) to the Indemnified Party or, in the case of the Seller Indemnified Parties, the Representative, within thirty (30) days of delivery of the Claim Notice by the Indemnified Party. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the Claim Notice. Each claim for indemnification set forth in such Claim Notice shall be deemed to have been conclusively determined in the Indemnified Party’s favor for purposes of this Article IX on the terms set forth in the Claim Notice upon the earlier of (i) notice that the Indemnifying Party agrees with the Direct Claims asserted in the Claim Notice or (ii) expiration of such thirty (30) day period if the Indemnifying Party does not deliver a Claim Dispute Notice to the Indemnified Party prior to the expiration of such thirty (30) day period. In such event, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at the Indemnifying Party’s expense pursuant to the terms and subject to the provisions of this Agreement.

9.8 Satisfaction of Indemnification Claims; Indemnification Escrow Matters.

(a) Subject to the provisions of the Escrow Agreement and this Article IX, including this Section 9.8, any indemnification of any Indemnified Parties pursuant to this Article IX or for other amounts payable by any Indemnifying Parties under this Agreement, shall be effected promptly (and, in any event, within five (5) Business Days after a determination that the Indemnified Party is entitled to indemnification pursuant to Section 9.7).

(b) From and after the Closing, in order to satisfy any indemnification obligation for Losses payable to the Buyer Indemnified Parties: (i) under Section 9.1(a), Buyer shall be required to recover such amounts (A) first, from the available, unencumbered Indemnity Escrow Funds, if any, and (B) then, from Sellers, severally and not jointly based on each Seller’s Pro Rata Share; or (ii) under Section 9.1(b), Buyer shall be required to recover such amounts (A) first, from the available, unencumbered Indemnity Escrow Funds, if any, and (B) then, from the breaching Seller. With respect to any Losses which Buyer may, or is required to, recover pursuant to this Section 9.8(b) from any Seller that received the First Merger Equity Consideration, such Seller may, at the option of such Seller, pay such Losses to Buyer by (i) the forfeiture by such Seller of shares of KORE Stock issued as a portion of the First Merger Equity Consideration, with each such share of KORE Stock valued at the Fair Market Value as of the date of the Notice of Claim related to such Loss, (ii) in cash by wire transfer to Buyer by such Seller of immediately available funds or (iii) any combination of the foregoing clauses (i) and (ii); provided, however, that if any Buyer Indemnified Party is required to pay any such Losses to any third-party, Buyer shall be entitled to recover such Losses in cash from all Sellers and shall not be required to satisfy such Losses by the forfeiture of such Seller’s shares of KORE Stock.

(c) Following the date that is the earlier of (i) the date upon which one full audit cycle has been completed under Buyer’s ownership or (ii) eighteen (18) months following the Closing Date, Buyer and the Representative shall jointly instruct the Escrow Agent to release the remaining Indemnity Escrow Funds, if any, to Sellers, in accordance with each Seller’s Pro Rata Share, in accordance with the Escrow Agreement; provided, that Buyer and the Representative shall jointly instruct the Escrow Agent to retain an amount (up to the total amount of the Indemnity Escrow Funds then held by the Escrow Agent) equal to the amount of any indemnity claims under this Article IX asserted by any Buyer Indemnified Party in good faith on or prior to the Applicable Survival Date of such claim that remain unresolved (an “Unresolved Claim”). The Indemnity Escrow Funds retained for each Unresolved Claim shall be released by the Escrow Agent upon the final resolution of such Unresolved Claim in accordance with this Article IX and paid to (or the applicable portion thereof) (i) the Buyer Indemnified Parties, if applicable, and (ii) Sellers, in accordance with each Seller’s Pro Rata Share, in accordance with the Escrow Agreement.

9.9 Treatment of Indemnification Payments. All indemnification payments made pursuant to this Article IX will be deemed adjustments to the Final Purchase Price (including, for the avoidance of doubt, for Tax purposes) to the extent permitted by applicable Law. No Party shall take any position on any Tax Return, or before any Governmental Authority, that is inconsistent with such treatment unless otherwise required by any applicable Law.

9.10 Right of Set-Off. Subject to the time and economic limitations set forth herein, in addition to any other remedies, Buyer shall be entitled to set-off or recoup any amounts due or payable to any Buyer Indemnified Party from any Seller pursuant to this Article IX against any amounts payable by Buyer or otherwise due to such Seller under this Agreement or any Ancillary Agreement.

9.11 Exclusive Remedy. Except with respect to (i) Section 2.3 and Section 10.11, (ii) remedies that cannot be waived as a matter of Law, (iii) Actions arising out of or relating to the Excluded Agreements, (iv) Actions involving specific performance, injunctive, equitable or provisional relief or (v) Actions arising out of or relating to Fraud, indemnification pursuant to this Article IX shall be the sole and exclusive remedy against any Party under this Agreement or any Ancillary Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand to the address set forth below (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested); (c) on the date sent by facsimile or e-mail of a .pdf document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

If to Buyer or the Acquired Companies (following the Closing), to:

KORE Group Holdings, Inc.

3700 Mansell Road, Suite 300

Alpharetta, GA 30022

Attention: Jack Kennedy

Telephone: (470) 482-6820

Email: JKennedy@korewireless.com

with a copy to (which shall not constitute notice):

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, Georgia 30326

Attention: Larkin B. Ellzey

Telephone: (404) 495-3623

Email: lellzey@mmmlaw.com

If to any Seller, to:

Jared Deith

18 N. Maryland Avenue

Port Washington, NY 11050

Telephone: (516) 620-3200

Email: jared@rangerwireless.net

with a copy to (which shall not constitute notice):

Fox Rothschild LLP

222 South Ninth Street, Suite 2000

Minneapolis, Minnesota 55402

Attention: Brett Hanson

Telephone: (612) 607-7330

Email: bhanson@foxrothschild.com

10.2 Interpretation When reference is made in this Agreement to an Article, Exhibit or a Section, such reference shall be to an Article, Exhibit or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When used herein, the words “ordinary course of business” shall mean, with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and (b) does not require separate or special authorization or approval of any nature, including by the board of directors or managers or equityholders of such Person. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The use of “or” is not intended to be exclusive and shall include “and/or” unless expressly indicated otherwise. When used herein, “dollar” or “$” means the U.S. dollar. “Made available,” “provided,” “furnished” and words of similar import means the posting by or on behalf of Sellers of materials to a virtual data room managed by Sellers and made accessible to Buyer at least one (1) Business Day prior to the execution of this Agreement or the physical delivery by or on behalf of Sellers (including delivery by email or other electronic means) of such materials to Buyer. To the extent that there is a conflict between any general provision of this Agreement and any provision specifically relating to Tax matters, the terms of the specific Tax provision shall control. Notwithstanding the foregoing or anything else to the contrary in this Agreement, for the avoidance of doubt, if any Loss entitles the Buyer to bring a claim under Section 9.1(a)(iv) with respect to Indemnified Taxes and a claim under Section 9.1(a)(i) with respect to an inaccuracy in or the breach of any of the representations or warranties under Section 3.12 (Tax Matters) could also be brought with respect to the same Loss, Buyer shall be entitled, in its sole discretion, to assert such claim pursuant to either Section 9.1(a)(i) or Section 9.1(a)(iv).

10.3 Negotiation of Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

10.5 Amendment; Waiver. Subject to applicable Law, this Agreement may not be amended except by an instrument signed in writing by Buyer and the Representative. Any Party hereto entitled to the benefits of this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any Ancillary Agreement and (c) waive compliance by the other Parties with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

10.6 Entire Agreement. This Agreement (together with the Exhibits and Annexes hereto, and the Schedules) constitute the entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior representations, warranties, agreements and undertakings, both written and oral, among the Parties or between any of them, with respect to the subject matter hereof and thereof. The Parties agree that prior drafts of this Agreement (together with the Exhibits and Annexes hereto, and the Schedules) will be deemed not to provide any evidence as to the meaning of any provision hereof or thereof or the intent of the parties with respect hereto or thereto. Nothing in this Section 10.6 shall limit any claim based upon Fraud.

10.7 Fees and Expenses. Each Party will bear its respective expenses and fees incurred with respect to this Agreement, the Ancillary Agreements and the Transactions, including the expenses and fees of its own accountants, attorneys, investment bankers and other professionals and, with respect to Transaction Expenses, such amounts shall be paid in accordance with this Agreement; provided, however, that Buyer will be responsible for the 2021 Audit Fees that do not exceed the Audit Expense Cap, which are excluded from the Transaction Expenses.

10.8 Disclosure Schedules. In connection with the execution of this Agreement, the Acquired Companies and Sellers have delivered to Buyer the Schedules setting forth, among other things, items the disclosure of which are necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Article III or Article IV. No disclosure set forth in the Schedules shall be adequate to disclose an exception to a representation or warranty set forth in this Agreement unless such disclosure identifies the exception and corresponding Section of Article III or Article IV and describes the relevant facts with reasonable particularity. No exception to any representation or warranty disclosed in one section of the Schedules shall constitute an exception to any other representation or warranty set forth in this Agreement unless (i) a specific cross reference to a disclosure on another section of the Schedules is made or (ii) it is readily apparent based on the face of such disclosure that such disclosure is applicable to another section of the Schedules. The Schedules constitute an integral part of this Agreement and are attached hereto and incorporated herein. Capitalized terms used in the Schedules but not otherwise defined therein will have the meanings given to such terms in this Agreement. Headings set forth in the Schedules are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Schedules.

10.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that Buyer may (i) assign any of its rights and interests hereunder to any Affiliate of Buyer or any successor to Buyer, the Acquired Companies or the Business that agrees to or is otherwise responsible for Buyer’s obligations hereunder (whether by agreement, operation of law or otherwise) and (ii) assign its rights under this Agreement to any lender (or agent on behalf of such lenders) as collateral security for the obligations of Buyer to such lenders. Any assignment in violation of this Section 10.9 will be void, ab initio.

10.10 Parties in Interest. Except as otherwise expressly set forth herein, this Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.11 Specific Performance. Each Party hereby acknowledges and agrees that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder in addition to any other rights and remedies existing in such Party’s favor. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.12 Failure or Indulgence Not Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

10.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each Seller, on behalf of itself and each of its Affiliates, agrees and acknowledges that no recourse under this Agreement or Ancillary Agreement shall be had against any current or future director, officer, employee or member of Buyer or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Buyer or any Affiliate or assignee thereof or any current or future member of Buyer or any Affiliate or assignee thereof or any current or future director, officer, employee or member of Buyer or any Affiliate or assignee thereof, as such, for any obligation of Buyer or the Company under this Agreement or Ancillary Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

10.14 Governing Law. This Agreement and all matters arising directly or indirectly here from shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

10.15 Exclusive Jurisdiction and Venue; Waiver of Jury Trial.

(a) Each Party (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware and any federal appellate court therefrom) (together, the “Delaware Courts”), in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such Delaware Court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(b) TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTION. THE PARTIES HEREBY AGREE THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE EACH SUCH PARTY’S RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.16 Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The Agreement shall become effective when the Parties shall have executed this Agreement.

10.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.18 Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party hereto or such other party’s advisors, and that it has and will continue to consult its own advisors with respect to Taxes.

10.19 Guarantee. KORE hereby irrevocably and unconditionally guarantees to Sellers the due and punctual performance by Buyer of any and all of Buyer’s obligations set forth in this Agreement subject to the terms and conditions set forth herein applicable to such obligations (the “Guaranteed Obligations”). The guarantee set forth in this Section 10.19 is herein referred to as the “Guarantee”. No Liability shall arise pursuant to the Guarantee unless and until KORE receives written notice from the Representative that Buyer has defaulted on a Guaranteed Obligation and such default remains uncured in accordance with the terms and conditions applicable to such Guaranteed Obligation. In any dispute, KORE shall be entitled to the benefit of any defenses or claims available to Buyer. The Guarantee shall not be released, discharged or affected in any way by any dissolution of Buyer or any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, liquidation, marshalling of assets and liabilities or similar events or proceedings with respect to Buyer, or any of its properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding.

10.20 Provision Respecting Legal Representation.

(a) KORE, Buyer, Merger Sub I, Merger Sub II and the Representative waive and will not assert, and each agrees after the Closing to cause the Acquired Companies to waive and to not assert, any conflict of interest arising out of or relating to the representation after the Closing of the Representative, the Sellers or any Affiliate thereof, or any former officer, manager, employee or director of the Acquired Companies (any such person, a “Designated Person”) in any matter or action involving this Agreement, the Ancillary Agreement or the Transactions, by Fox Rothschild LLP in connection with this Agreement, the Ancillary Agreement or the Transactions (the “Current Representation”).

(b) KORE, Buyer, Merger Sub I, Merger Sub II and the Representative waive and will not assert, and each agrees after the Closing to cause the Acquired Companies to waive and to not assert, any attorney-client privilege with respect to any communication between Fox Rothschild LLP, on the one hand, and any Designated Person, on the other hand, arising out of or related to the Current Representation, including in connection with a dispute with KORE, Buyer or the Acquired Companies, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege will be retained by such Designated Person; provided that nothing in this Section 10.20 shall be construed as a waiver of any attorney-client privilege.

(c) Notwithstanding the foregoing, in the event that a dispute arises between an Acquired Company and any other person, the Acquired Company may assert the attorney-client privilege to prevent disclosure to such other person of confidential communications between Fox Rothschild LLP and the Acquired Company. Nothing in this Section 10.20 shall be construed as a waiver of any privilege controlled by KORE, Buyer or the Acquired Companies after the Closing, nor shall anything herein be construed to permit Fox Rothschild LLP to communicate to any Designated Person after the Closing any information subject to a privilege controlled by KORE, Buyer or the Acquired Companies (which, for the avoidance of doubt, excludes the Current Representation).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Buyer, KORE, Merger Sub I, Merger Sub II, Sellers and the Acquired Companies have caused this Agreement to be duly executed as of the date first written above.

BUYER:

BMP SIMON HOLDINGS, LLC

By:	/s/ Romil Bahl
Name:	Romil Bahl
Title:	President & Chief Executive Officer

KORE:

KORE GROUP HOLDINGS, INC.

By:	/s/ Romil Bahl
Name:	Romil Bahl
Title:	President & Chief Executive Officer

MERGER SUB I:

BMP MERGER SUB I, INC.

By:	/s/ Romil Bahl
Name:	Romil Bahl
Title:	President & Chief Executive Officer

MERGER SUB II:

BMP MERGER SUB II, INC.

By:	/s/ Romil Bahl
Name:	Romil Bahl
Title:	President & Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, Buyer, KORE, Merger Sub I, Merger Sub II, Sellers and the Acquired Companies have caused this Agreement to be duly executed as of the date first written above.

ACQUIRED COMPANIES:

BUSINESS MOBILITY PARTNERS INC.

By:	/s/ Jared Deith
Name:	Jared Deith
Title:	President

SIMON IOT LLC

By:	/s/ Jared Deith
Name:	Jared Deith
Title:	Co-Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, Buyer, KORE, Merger Sub I, Merger Sub II, Sellers and the Acquired Companies have caused this Agreement to be duly executed as of the date first written above.

SIMON SELLERS:

/s/ Jared Deith
Jared Deith

/s/ Steve Daneshgar
Steve Daneshgar

/s/ David Isler
David Isler

/s/ Stuart Lowenstein
Stuart Lowenstein

/s/ Aaron Slonim
Aaron Slonim

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Agreement and Plan of Merger for Second Merger

(See attached.)

Exhibit B

Form of Escrow Agreement

(See attached.)

Exhibit C

Form of Restrictive Covenant Agreement

(See attached.)

Exhibit D

Form of FTS Agreement

(See attached.)

Exhibit E

Form of T-Mobile Commissions Program

(See attached.)

Schedule 7.2

Purchase Price Allocation Principles

Tax Treatment of Transaction. Pursuant to Section 7.2, the Parties hereby agree that Buyer and the Representative shall allocate the Simon Consideration and the applicable liabilities of Simon (plus other relevant items) among the assets of Simon for income Tax purposes in accordance with the principles set forth below:

1.

Buyer will be treated as purchasing the Simon assets, subject to applicable liabilities, from Sellers, with Buyer deriving a new cost basis and holding period in such assets. Pursuant to Treasury Regulations Section 1.1060-1(b), Buyer will be required to file IRS Form 8594, “Asset Acquisition Statement.” The following section of this Schedule sets forth the “Agreed Allocation of Purchase Price Methodology” with respect to the assets of Simon acquired by Buyer hereunder and the parties will file all Tax Returns, including the Buyer’s filing of Form 8594, consistent with such allocation methodology.

2.

Sellers will be treated as selling interests in Simon subject to Sections 741 and 751 of the Code. Pursuant to Section 751 of the Code, the Simon Consideration will be characterized based upon the assets of Simon in proportion to their respective fair market values in accordance with the provisions of the Code (and based on the methodology set forth in the following section of this Schedule).

Agreed Allocation of Purchase Price Methodology

Class (As defined in Treasury Regulation §1.338-6(b))	General Description	Amount
Class I	Cash and cash equivalents	The amount of cash and the fair market value of the cash equivalents of Simon reflected in Actual Cash.
Class II	Actively traded securities	None.
Class III	Accounts receivable	The amount of Class III assets of Simon reflected in Final Net Working Capital.
Class IV	Inventory	The value of Class IV assets of Simon reflected in Final Net Working Capital.
Class V	Equipment, furniture and fixtures and all other tangible assets other than those in Classes I – IV and VI – VII.	The book value of Class V assets of Simon as of the Closing.
Class VI	Intangibles other than goodwill and going concern value	The book value, if any, of such Class VI assets of Simon as of the Closing.
Class VII	Goodwill and going concern value	The amount by which the Simon Consideration (plus any other amounts treated as consideration for U.S. federal income tax purposes) exceeds the amounts allocated to Classes I-VI.